UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    ____)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒      Preliminary Proxy Statement

☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐      Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Pursuant to § 240.14a-12

VALPEY-FISHER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

Common stock, par value $0.05 per share, of Valpey-Fisher Corporation (“Common Stock”)

(2)      Aggregate number of securities to which transaction applies:

4,350,206 shares of Common Stock (as of December 1, 2011)

469,872 shares of Common Stock underlying options to purchase Common Stock (as of December 1, 2011)

(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated as the sum of:

(A)        the product of (i)4,350,206 shares of Common Stock (as of December 1, 2011) and (ii) the merger consideration of $4.15 per share of Common Stock in cash; and

(B)        the product of (i) 469,872 shares of Common Stock representing shares of Common Stock issuable upon exercise of options outstanding as of December 1, 2011 and (ii) the excess, if any, of the merger consideration of $4.15 per share over the exercise price per share of Common Stock subject to each such option.

(4)      Proposed maximum aggregate value of transaction: $19,398,173.55

(5)      Total fee paid: $2,224

☐     Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

VALPEY-FISHER CORPORATION
75 South Street
Hopkinton, MA 01748
(508) 435-6831

December [●], 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Valpey-Fisher Corporation (“Valpey-Fisher” or the “Company”), which will be held on January [●], 2012, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 75 South Street, Hopkinton, MA 01748.

Our Board of Directors (the “Board”) has unanimously approved a merger providing for the acquisition of the Company by CTS Corporation (“CTS”).  If the merger is completed, you will be entitled to receive $4.15 in cash, without interest, for each share of Valpey-Fisher common stock you own, and you will have no ongoing ownership interest in the continuing business of Valpey-Fisher.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger on substantially the terms and conditions as set forth in with the Agreement and Plan of Merger dated November 17, 2011 between CTS, its indirect wholly-owned subsidiary, VF Acquisition Corp, and Valpey-Fisher.  Our board of directors has unanimously determined the Agreement and Plan of Merger and the transactions contemplated by it including the merger are fair to and in the best interests of Valpey-Fisher’s stockholders, and approved and declared advisable the Agreement and Plan of Merger and the transactions contemplated by it, including the merger.  You will also be asked to approve, by non-binding advisory vote, certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies.

Our Board unanimously recommends that our stockholders vote “FOR” approval of the merger on substantially the terms and conditions as set forth in the Agreement and Plan of Merger.  Our Board also unanimously recommends that you vote “FOR” the non-binding advisory vote regarding certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger and “FOR” approval of an adjournment of the special meeting, if necessary, including to solicit additional proxies.

The proxy statement attached to this letter provides you with information about the proposed merger, the non-binding advisory vote, the vote to adjourn to solicit additional proxies and the special meeting.  We encourage you to read the entire proxy statement carefully.  You may also obtain more information about Valpey-Fisher from documents we have filed with the Securities and Exchange Commission.

Your vote is very important.  The merger cannot be completed unless it is approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Valpey-Fisher common stock.  If you fail to vote for the merger, the effect will be the same as a vote against approval of the merger but will not have any effect on the non-binding advisory vote regarding merger-related executive compensation arrangements or the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE
SPECIAL MEETING, PLEASE VOTE YOUR SHARES.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions or need assistance voting your shares of common stock, please contact MacKenzie Partners, Inc. our proxy solicitor by calling (800) 322-2885 (toll-free).

Thank you for your cooperation and continued support.

Very truly yours,

Michael J. Ferrantino, Jr.
President & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED DECEMBER [●], 2011
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 19, 2011.

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible, but no later than 11:59 p.m., Eastern Time, on January [●], 2012.  If you attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted.  YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING IN PERSON.

PRELIMINARY COPY – SUBJECT TO COMPLETION

VALPEY-FISHER CORPORATION
75 South Street
Hopkinton, MA 01748
(508) 435-6831

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held January [●], 2012

To Our Stockholders:

We hereby notify you that a special meeting of stockholders of Valpey-Fisher Corporation (“We,” “our,” “us,” the “Company,” or “Valpey-Fisher”) will be held January [●], 2012, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 75 South Street, Hopkinton, MA 01748, for the following purposes:

1.         to consider and vote on a proposal to approve the merger of VF Acquisition Corp. (“Merger Sub”) with and into Valpey-Fisher on substantially the same terms and conditions as set forth in the Agreement and Plan of Merger, dated as of November 17, 2011 (as it may be amended from time to time, the “Merger Agreement”), between CTS Corporation (“CTS”), Merger Sub and Valpey-Fisher;

2.         to approve by non-binding advisory vote certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger;

3.         to approve an adjournment of the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger; and

4.         to consider such other business as may properly come before the meeting.

Only holders of Valpey-Fisher common stock at the close of business on December 16, 2011 are entitled to notice of the special meeting and to vote at the special meeting.  You are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Valpey-Fisher common stock you own. If you do not plan to attend the special meeting and vote your shares of Valpey-Fisher common stock in person, please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, or by voting in person at the special meeting.

The merger cannot be completed unless it is approved by the affirmative vote of at least a majority of the votes entitled to be cast by holders of outstanding shares of Valpey-Fisher common stock.  Even if you plan to attend the special meeting in person, we request that you vote your shares as described above in the event that you are unable to attend the special meeting.  If you fail to return your proxy card and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and if a quorum is present, will have the same effect as a vote against approval of the merger and Merger Agreement but will not have any effect on the non-binding advisory vote on certain merger-related executive compensation arrangements or the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the merger and Merger Agreement but will not have any effect on the non-binding advisory vote on certain merger-related executive compensation arrangements or the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,

Mario Alosco
Secretary
December [●], 2011

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, whether or not you plan to attend the special meeting in person.  Please vote as promptly as possible, but no later than 11:59 p.m., Eastern Time, on January [●], 2012.  If you attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted.  YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING IN PERSON.

TABLE OF CONTENTS

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	7
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	9
THE PARTIES TO THE MERGER	10
Valpey-Fisher Corporation	10
CTS Corporation	10
Merger Sub	10
THE SPECIAL MEETING	11
Time, Place and Purpose of the Special Meeting	11
Record Date, Quorum and Voting Power	11
Required Vote; Abstentions; Broker Non-Votes	11
Voting by Directors and Executive Officers	12
Proxies; Revocation	12
Expenses of Proxy Solicitation	12
Adjournments and Postponements	13
Questions and Additional Information	13
THE MERGER (PROPOSAL 1)	13
Background of the Merger	13
Recommendation of Valpey-Fisher’s Board of Directors; Reasons for the Merger	17
Opinion of Shasta	20
Operations of Valpey-Fisher Following the Merger	25
Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger	26
Valpey-Fisher Stock Options	26
Change in Control Severance Agreements for Our Executive Officers	27
Indemnification and Insurance	29
Material U.S. Federal Income Tax Consequences	29
Regulatory Approvals	30
Accounting Treatment of the Merger	30
No Appraisal Rights	31
THE MERGER AGREEMENT	31
Explanatory Note Regarding Merger Agreement	31
Effective Time	31
Structure of the Merger	31
Merger Consideration; Treatment of Stock and Options	32
Further Ownership Rights	32
Procedure for Receiving Merger Consideration	32
Articles of Incorporation and Bylaws	33
Directors and Officers	33
Representations and Warranties	33
Conduct of Our Business Pending the Merger	36
No Solicitation of Transactions	37
Employee Benefits	40
Agreement to Take Further Action and to Use Reasonable Efforts	40
Takeover Statutes	41
Conditions to the Merger	41
Termination of the Merger Agreement	42
Fees and Expenses	43

i

Amendment and Waiver	44
Voting Agreements	44
MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 2)	45
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 3)	46
MARKET PRICES OF THE COMPANY’S STOCK	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
OTHER MATTERS	49
Submission of Stockholder Proposals	49
WHERE YOU CAN FIND ADDITIONAL INFORMATION	49
Annex A - Agreement and Plan of Merger
Annex B - Form of Voting Agreement
Annex C - Opinion of Shasta Partners, LLC

ii

PRELIMINARY COPY – SUBJECT TO COMPLETION

VALPEY-FISHER CORPORATION
75 South Street
Hopkinton, MA 01748
(508) 435-6831

PROXY STATEMENT

December [●], 2011

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.  In this proxy statement, the terms “Valpey-Fisher,” “Company,” “we,” “our,” “ours,” and “us” refer to Valpey-Fisher Corporation.  Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger
(Page 10)

Valpey-Fisher Corporation
75 South Street
Hopkinton, MA 01748
(508) 435-6831

Valpey-Fisher designs and manufactures precision crystal oscillators including higher frequency, lower phase noise timing solutions, high performance RF/Microwave components, integrated modules and ultrasonic transducers.  End markets served include telecommunications, computer, defense and aerospace, instrumentation and industrial markets.

CTS Corporation
905 West Boulevard North
Elkhart, IN 46514
(574) 523-3800

CTS Corporation, which we refer to as “CTS,” designs, manufactures, assembles and sells a broad line of electronic components and sensors and provide electronics manufacturing services primarily to original equipment manufacturers (“OEMs”) for the automotive, communications, defense and aerospace, medical, industrial, and computer markets.  CTS operates manufacturing facilities located throughout North America, Asia, and Europe and serve major markets globally.

VF Acquisition Corp.
905 West Boulevard North
Elkhart, IN 46514
(574) 523-3800

VF Acquisition Corp., which we refer to as “Merger Sub,” is a Maryland corporation and an indirect wholly-owned indirect subsidiary of CTS formed for the sole purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement.  It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the Merger Agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page 11).

A special meeting of stockholders will be held on January [●], 2012, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 75 South Street, Hopkinton, MA 01748.

At the special meeting you will be asked to consider and vote upon the following proposals:

●	to approve the merger on substantially the same terms and conditions as set forth in the Merger Agreement;

●	to approve, by a non-binding advisory vote, certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger; and

●	to approve an adjournment of the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger.

Record Date, Quorum and Voting Power (Page 11)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on December 16, 2011, the record date for the special meeting.  Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting or at any adjournment or postponement thereof.  As of the record date, there were 4,350,206 shares of our common stock entitled to be voted.  Stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the special meeting.

Required Vote (Page 11)

The approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by holders of all outstanding shares of Valpey-Fisher common stock.  If you fail to vote on the merger in accordance with the terms of the Merger Agreement, the effect will be the same as a vote against the approval of the merger.

The approval of the non-binding advisory vote on certain merger-related executive compensation arrangements and approval of the adjournment of the special meeting, if necessary, including to solicit additional proxies, each requires the affirmative vote of holders of a majority of the votes cast on the proposal at the special meeting.

Voting by Directors and Executive Officers (Page 12)

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 1,667,765 of outstanding shares of our common stock (excluding shares issuable upon the exercise of options to purchase common stock), representing approximately 38.3% of the outstanding shares of our common stock.  We have been informed by each of our directors and executive officers that they intend to vote all of their shares of Valpey-Fisher common stock “FOR” the approval of the Merger Agreement, “FOR” the non-binding advisory vote on certain merger-related executive compensation arrangements and “FOR” the adjournment of the special meeting, if necessary, including to solicit additional proxies.  In addition, three of our directors holding an aggregate of approximately 33% of our outstanding shares of common stock, and Massachusetts Capital Resource Company (“MCRC”) which owns approximately 2.9% of our outstanding shares of common stock and of which one of our directors is President, have each entered into voting agreements with CTS agreeing to vote in favor of approval of the merger and against any other competing business combination proposals.  As of the date of this proxy statement there are no other outstanding business combination proposals.

Proxies; Revocation (Page 12)

If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions.  In either case, you may vote your shares by mail without attending the special meeting.  To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

After you vote your shares, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to Secretary at our principal offices, 75 South Street, Hopkinton, MA 01748, stating that you want to revoke your proxy and that you need another proxy card.  If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card.  If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote.  Your last vote before voting is closed at the special meeting is the vote that will be counted.

The Merger

Structure of the Merger (Page 31)

Pursuant to the Agreement and Plan of Merger, Merger Sub, a wholly-owned indirect subsidiary of CTS, will merge with and into Valpey-Fisher.  Valpey-Fisher will be the surviving corporation in the merger.

Merger Consideration (Page 32)

If the merger is completed, you will be entitled to receive $4.15 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own.

Treatment of Outstanding Stock Options (Page 32)

If the merger is completed, option holders will receive the excess, if any, of the $4.15 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold at the effective time of the merger, whether or not the option is currently vested.

Effectiveness of the Merger (Page 31)

The merger will be effective upon the filing of articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law or at such later time (not exceeding thirty (30) days after filing) as may be specified in the articles of merger.  CTS and Merger Sub expect to complete the merger within [three (3)] business days after approval of the merger by Valpey-Fisher stockholders at the special meeting.

Board Recommendation (Page 17)

After careful consideration and by a unanimous vote of all members of our board of directors, our board of directors:

●	has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger;

●
has declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are advisable, fair to and in the best interests of Valpey-Fisher and its stockholders;

●	recommends that Valpey-Fisher’s stockholders vote “FOR” the approval of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement including the merger;

●	recommends that Valpey-Fisher’s stockholders vote “FOR” the non-binding advisory vote on certain merger-related compensation arrangements for Valpey-Fisher executive officers; and

●
recommends that Valpey-Fisher’s stockholders vote “FOR” the adjournment of the special meeting, if necessary, including to solicit additional proxies, if there are not sufficient votes for the proposal to approve the merger.

Reasons for the Merger (Page 17)

Our board of directors carefully considered the terms of the proposed transaction and the strategic alternatives available to the Company in deciding to enter into the Merger Agreement and to recommend that stockholders vote “FOR” the approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement.  Among the factors considered by our board of directors were:

●	the consideration of $4.15 per share in cash to be paid in the proposed merger;

●	the other strategic alternatives available to us;

●	the historic volatility of Valpey-Fisher’s stock price;

●	current conditions and evolving trends in the frequency control business;

●	the financial ability of CTS to complete the merger;

●	the absence in the Merger Agreement of any financing condition to the merger;

●
the opinion of Shasta Partners, LLC, to the effect that, as of the date of its opinion and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $4.15 in cash per share to be received by holders of Valpey-Fisher common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders;

●	the terms and conditions of the Merger Agreement; and

●	the fact that the Company’s directors and executive officers may have interests in the transaction that are different from, or in addition to, those of Valpey-Fisher’s other stockholders.

Opinion of Shasta Partners, LLC (Page 20)

Shasta Partners, LLC (“Shasta”), served as Valpey-Fisher’s independent financial advisor in connection with the merger.  On November 16, 2011, Shasta delivered to Valpey-Fisher’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $4.15 in cash per share to be received by holders of Valpey-Fisher common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders.  The full text of Shasta’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Shasta in rendering its opinion, is included as Annex C to this proxy statement.  Valpey-Fisher encourages stockholders to read the Shasta opinion carefully and in its entirety. Shasta’s opinion was provided to Valpey-Fisher’s board of directors in connection with the board’s consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Shasta’s opinion, of the consideration to be received by the holders of Valpey-Fisher common stock pursuant to the Merger Agreement, and does not address any other aspect of the merger.  Shasta’s opinion does not constitute a recommendation as to how any holder of Valpey-Fisher common stock should vote on the merger or any matter relating thereto.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 26)

As you consider the recommendation of our board of directors with respect to the merger, you should be aware that some Valpey-Fisher directors and executive officers have interests that are different from, or in addition to, your interests, including those listed below:

Stock Options. Directors and executive officers hold options to purchase Valpey-Fisher common stock. In connection with the merger, all outstanding unvested options will become immediately exercisable, and if the merger is completed, outstanding options (including previously unexercisable options) will be cancelled at the time of the merger and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the $4.15 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold at the effective time of the merger.

Change in Control and Retention Payments.  Three of our executive officers are parties to change in control or retention agreements with Valpey-Fisher that may entitle them to cash payments in connection with the merger.

Indemnification and Insurance. CTS has agreed to indemnify our directors and executive officers with respect to any claims or liabilities arising out of their positions with Valpey-Fisher prior to the merger and to maintain directors’ and officers’ liability insurance covering directors and executive officers of Valpey-Fisher for a period of six years following the merger.

Tax Consequences (Page 29)

The receipt of $4.15 in cash for each share of our common stock pursuant to the merger will be a taxable transaction to you if you are a U.S. person.  For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Valpey-Fisher common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Valpey-Fisher common stock.  Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies.  Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules.  You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Regulatory Approvals (Page 30)

Except for the filing of articles of merger and a plan of merger in the Maryland State Department of Assessment and Taxation at or before the effective date of the merger and the filing of this proxy statement, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the merger.

No Solicitation of Transactions; Superior Proposal (Page 37)

The Merger Agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with, or provide information to, a third party regarding specified transactions involving Valpey-Fisher. Notwithstanding these restrictions, under certain circumstances, and subject to the limitations of the Merger Agreement, our board of directors may respond to an unsolicited written bona fide proposal for an alternative business combination by engaging in discussions or negotiations with the person making such proposal.  In addition, our board of directors may terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior business combination proposal, so long as Valpey-Fisher complies with certain terms of the Merger Agreement, including paying a termination fee equal to 2% of the value of the transaction (approximately $388,000) and to reimburse CTS for expenses, not exceeding $250,000, actually incurred by CTS prior to termination of the Merger Agreement.

Conditions to the Merger (Page 41)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law).  These include:

●	approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement by our stockholders;

●	the absence of any law or order by any governmental authority enjoining or otherwise prohibiting the closing of the merger;

●	performance by each of the parties of its covenants under the Merger Agreement in all material respects;

●
the truth and correctness of the representations and warranties of the respective parties made in the Merger Agreement either in all respects, all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on such party, depending on the particular representation or warranty; and

●
the absence of any event, change or effect that individually or in the aggregate would reasonably be expected to have a “Material Adverse Effect” on Valpey-Fisher, as that term is defined in the Merger Agreement.

Termination of the Merger Agreement (Page 42)

Valpey-Fisher and CTS may agree in writing to terminate the Merger Agreement at any time without completing the merger, even after the stockholders of Valpey-Fisher have approved the Merger Agreement.  Under certain circumstances, either we or CTS may terminate the Merger Agreement prior to the closing of the merger without the consent of the other party.  We may terminate the Merger Agreement even after receipt of stockholder approval to enter into an agreement for an alternative superior proposal.  CTS may terminate the Merger Agreement if our board of directors changes its recommendation that stockholders vote in favor of the merger.

Fees and Expenses (Page 43)

Generally, the parties to the Merger Agreement are responsible for their own transaction expenses if either party terminates the Merger Agreement for any reason provided for in the Merger Agreement.

We have agreed to pay to CTS a termination fee equal to 2% of the value of the transaction (approximately $388,000) and to reimburse CTS for expenses, not exceeding $250,000, actually incurred by CTS prior to termination of the Merger Agreement if the Merger Agreement is terminated because our board of directors has changed its recommendation that stockholders vote in favor of the merger and the Merger Agreement, we enter into an agreement for an alternative superior proposal or under other limited circumstances.

Procedure for Receiving Merger Consideration (Page 32)

As promptly as practicable after the effective time of the merger, an exchange agent appointed by CTS will mail a letter of transmittal and instructions to all Valpey-Fisher stockholders. The letter of transmittal and instructions will tell you how to surrender your Valpey-Fisher common stock certificates in exchange for the merger consideration, without interest.  You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

No Appraisal Rights (Page 31)

Under Maryland law, holders of Valpey-Fisher’s common stock are not entitled to appraisal rights in connection with the merger.

Market Price of Valpey-Fisher Common Stock (Page 46)

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “VPF.”  On November 16, 2011, which was the last trading day before the announcement of the execution of the Merger Agreement, our common stock closed at $2.55 per share.  On December [●], 2011, which was the last trading day before the date of this proxy statement, our common stock closed at $[●] per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the proposed merger.  These questions and answers may not address all questions that may be important to you as a stockholder of Valpey-Fisher.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:
The proposed transaction is the acquisition of Valpey-Fisher by CTS pursuant to a Merger Agreement between CTS, Merger Sub and Valpey-Fisher.  Once the merger has been approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Valpey-Fisher, with Valpey-Fisher surviving as a wholly-owned indirect subsidiary of CTS.

Q:	What will I receive in the merger?

A:
Upon completion of the merger, you will receive $4.15 in cash, without interest and less any required withholding taxes, for each share of our common stock you own at the effective time of the merger.  If the merger is completed, you will have no ongoing ownership interest in the continuing business of Valpey-Fisher.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at our principal executive offices at 75 South Street, Hopkinton, MA 01748 on the [●] day of January, 2012 at 10:00 a.m., Eastern Time.

Q:	What matters will I vote on at the special meeting?

A:	You will vote on the following proposals:

▪	to approve the merger on substantially the terms and conditions as set forth in the Merger Agreement;

▪	to approve the non-binding, advisory vote on certain compensation arrangements for Valpey-Fisher’s named executive officers in connection with the merger;

▪	to approve an adjournment of the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger; and

▪	to act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Valpey-Fisher’s board of directors recommend that I vote on the proposals?

A:	Our board of directors unanimously recommends that you vote:

▪	“FOR” the merger on substantially the terms and conditions as set forth in the Merger Agreement;

▪	“FOR” approval of the non-binding advisory vote on certain compensation arrangements for Valpey-Fisher’s named executive officers in connection with the merger; and

▪	“FOR” approval of adjourning the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger.

Q:	What vote of stockholders is required to approve the Merger Agreement?

A:
For us to complete the merger, the affirmative vote of at least a majority of the votes entitled to be cast by holders of outstanding shares of Valpey-Fisher common stock must vote “FOR” approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement.

Q:	What vote of stockholders is required to approve the non-binding advisory vote on certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger?

A:
The approval of the non-binding advisory vote on certain merger-related executive compensation arrangements requires the affirmative vote of holders of a majority of the votes cast on the proposal at the special meeting.

Q.
What vote of stockholders is required to approve adjourning the special meeting, if necessary, including to solicit additional proxies if there are not sufficient votes for the proposal to approve the merger?

A.
The approval of adjourning the special meeting, if necessary, including to solicit additional proxies requires the affirmative vote of holders of a majority of the votes cast on the proposal at the special meeting.

Q:	Can I change my vote?

A:
After you vote your shares, you may change your vote at any time before voting is closed at the special meeting.  If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, 75 South Street, Hopkinton, MA 01748, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card.  If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote.  Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	What happens if I do not return a proxy card?

A:
The failure to return your proxy card will have the same effect as voting against the merger, but will not have any effect on the non-binding advisory vote on certain merger-related executive compensation arrangements or the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you.  You should instruct your broker to vote your shares, following the procedure provided by your broker.  Without instructions, your shares will not be voted, which will have the effect of a vote against the merger but will not have any effect on the non-binding advisory vote on certain merger-related executive compensation arrangements or the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

Proxies submitted with abstentions or broker non-votes will be deemed present at the special meeting for the purpose of determining the presence of a quorum.  Abstentions and broker non-votes on the merger proposal, however, will have the effect of votes against the merger.

Q:	When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in January 2012.  In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement – Conditions to the Merger” and “The Merger Agreement – Effective Time.”

Q:	Should I send in my stock certificates now?

A:
No.  Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the exchange agent in order to receive the merger consideration, without interest.  You should use the letter of transmittal to exchange Valpey-Fisher stock certificates for the merger consideration to which you are entitled as a result of the merger.  If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.  DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Am I entitled to appraisal rights?

A:	No. Under Maryland law, holders of Valpey-Fisher’s common stock are not entitled to appraisal rights in connection with the merger.

Q:	Who can help answer my other questions?

A:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions.  Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger.  There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger – Opinion of Shasta” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

●	the failure to satisfy the conditions to consummation of the merger, including the receipt of the required stockholder approval;

●
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of 2% of the transaction value (approximately $388,000) to CTS and to reimburse CTS’s transaction expenses in an amount up to $250,000;

●	the failure of the merger to close for any other reason;

●	the amount of the costs, fees, expenses and charges related to the merger if the merger is not consummated;

●	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally; and

●	diversion of management’s time and attention from ongoing business operations.

Additional factors that may affect the future results of Valpey-Fisher are set forth in our filings with the Securities and Exchange Commission, which are available at www.valpeyfisher.com.

THE PARTIES TO THE MERGER

Valpey-Fisher Corporation
75 South Street
Hopkinton, MA 01748
(508) 435-6831

Valpey-Fisher designs and manufactures precision crystal oscillators including higher frequency, lower phase noise timing solutions, high performance RF/Microwave components, integrated modules and ultrasonic transducers.  End markets served include telecommunications, computer, defense and aerospace, instrumentation and industrial markets.

CTS Corporation
905 West Boulevard North
Elkhart, IN 46514
(574) 523-3800

CTS designs, manufactures, assembles and sells a broad line of electronic components and sensors and provides electronics manufacturing services primarily to original equipment manufacturers (“OEMs”) for the automotive, communications, defense and aerospace, medical, industrial, and computer markets.  CTS operates manufacturing facilities located throughout North America, Asia, and Europe and serves major markets globally.  CTS is incorporated in the State of Indiana.

Merger Sub
905 West Boulevard North
Elkhart, IN 46514
(574) 523-3800

Merger Sub is a Maryland corporation and an indirect wholly-owned indirect subsidiary of CTS formed for the sole purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement.  It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on January [●], 2012, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 75 South Street, Hopkinton, MA 01748.  The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the merger on substantially the same terms and conditions as set forth in the Merger Agreement and to approve by non-binding advisory vote certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies.  A copy of the Merger Agreement is attached to this proxy statement as Annex A.  This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about December 19, 2011.

Record Date, Quorum and Voting Power

The holders of record of Valpey-Fisher’s common stock at the close of business on December 16, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.  As of the record date, there were 4,350,206 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

Stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the special meeting.  Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, if any, will be counted for purposes of establishing a quorum.  A quorum is necessary to transact business at the special meeting and any adjournment of the special meeting.  However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.  In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote; Abstentions; Broker Non-Votes

For us to complete the merger, stockholders holding a majority of the total number of shares of our common stock outstanding and entitled to vote thereon must vote “FOR” the approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement.

Approval of the non-binding advisory vote regarding certain merger-related executive compensation arrangements and the vote to adjourn the special meeting, if necessary, including to solicit additional proxies each requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker.  If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares.  A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares.  Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.  As a result, broker non-votes and abstentions will have the same effect as a vote against the approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement but will not have any effect on the non-binding advisory vote on certain merger-related executive compensation arrangements or the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

Voting by Directors and Executive Officers

As of December 16, 2011, the record date for the special meeting, the directors and executive officers of Valpey-Fisher held and are entitled to vote, in the aggregate, 1,667,765 outstanding shares of our common stock (excluding shares issuable upon the exercise of options to purchase common stock), representing approximately 38.3% of the outstanding shares of our common stock.  Each of its directors and executive officers have informed Valpey-Fisher that they intend to vote all of their shares of our common stock “FOR” the approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement, “FOR” the non-binding advisory vote on certain merger-related executive compensation arrangements and “FOR” the adjournment of the special meeting, if necessary, including to solicit additional proxies.  In addition, pursuant to voting agreements between CTS, Merger Sub and each of Ted Valpey, Jr., Lawrence Holsborg and Eli Fleisher, each of whom is a director of Valpey-Fisher and MCRC, of which one of our directors is President, each such stockholder has agreed to vote, subject to certain exceptions, all of their shares of common stock in favor of the proposal to approve the merger on substantially the same terms and conditions as set forth in the Merger Agreement and against any other competing business combination proposal.  As of the date of this proxy statement, such stockholders collectively own approximately 36% of our outstanding common stock.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy as indicated in the proxy card, your shares will be voted at the special meeting in accordance with the instructions given.  If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement, “FOR” the approval of the non-binding advisory vote on certain compensation arrangements for our executive officers in connection with the merger and “FOR” adjourning the special meeting, if necessary, including to solicit additional proxies.  The proxies will also be voted “FOR” or “AGAINST” such other matters as may properly come before the meeting at the discretion of the proxy holders.  The persons appointed in the proxies as proxy holder are officers or directors of Valpey-Fisher.  Our management is not aware that any other matters are to be presented for action at the meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting.  To revoke your proxy, you must either: (i) advise our Secretary in writing, (ii) deliver a new proxy, or (iii) attend the special meeting and vote your shares in person.  Attendance at the special meeting will not by itself constitute revocation of a proxy.  If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Expenses of Proxy Solicitation

Valpey-Fisher will pay the cost of this proxy solicitation including the amounts charged by MacKenzie Partners, Inc. (“MacKenzie Partners”), our proxy solicitor.  In addition to soliciting proxies by mail, directors, officers and employees of Valpey-Fisher may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  MacKenzie Partners will provide solicitation services to us for a fee of approximately $6,000.  Valpey-Fisher has agreed to indemnify MacKenzie Partners and its affiliates against certain claims, liabilities, losses, damages and expenses.  Valpey-Fisher will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting.  Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice.  We may also postpone the special meeting under certain circumstances.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Valpey-Fisher’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have any questions about the merger, the special meeting or how to submit your proxy, of if you need additional copies of this proxy statement or the enclosed proxy card, please call MacKenzie Partners toll-free at (800) 322-2885.

THE MERGER (PROPOSAL 1)

Background of the Merger

In the recent past, Valpey-Fisher has received two unsolicited inquiries from other companies about the possibility of exploring business combination transactions.

During the months of May, June and July 2011, Michael J. Ferrantino, Jr., Valpey-Fisher’s President and Chief Executive Officer had several meetings and telephone calls with both directors and management of Company A, a competitor of Valpey-Fisher, to discuss the synergies of combining the two companies.  The conversations focused on products, customers and manufacturing locations and capabilities.

On or about June  9, 2011, an assistant to Vinod Khilnani, CTS’s Chairman of the Board and Chief Executive Officer, left a voicemail for Ted Valpey, Jr., Valpey-Fisher’s Chairman of the Board asking to schedule a call between Mr. Khilnani and Mr. Valpey.

On June 13, 2011, at Mr. Valpey’s request, Mr. Ferrantino telephoned Mr. Khilnani.  On that call they discussed a possible business combination and scheduled a meeting for July 11, 2011.

On July 11, 2011, Mr. Ferrantino, Mr. Valpey, and Mr. Khilnani met to continue discussion of a possible business combination.

On July 15, 2011, following the discussion among Mr. Ferrentino, Mr. Valpey and Mr. Khilnani, Valpey-Fisher and CTS executed a customary non-disclosure agreement.

On July 25, 2011, Valpey-Fisher and Company A executed a customary non-disclosure agreement.

On July 28, 2011, Valpey-Fisher’s Board of Directors (“Board”) held a regularly-scheduled meeting, at which Mr. Ferrantino updated the Board on the discussions with CTS and Company A.

On July 29, 2011, Mr. Ferrantino met with CTS’s Electronic Components Group’s Management at their facilities in Chicago, Illinois.  Mr. Ferrantino presented a detailed overview of Valpey-Fisher to CTS’s Electronic Components Group’s management and Mr. Ferrantino received a detailed briefing on CTS’s engineered frequency products group.

On August 1, 2011, Valpey-Fisher received a non-binding Letter of Intent and Term Sheet (“August Term Sheet”) from CTS outlining a non-binding indication of interest of between $4.10 and $4.35 per share in cash to Valpey-Fisher’s stockholders as consideration for the acquisition of Valpey-Fisher by CTS.  The August Term Sheet stated that the offer was subject to due diligence, approval of CTS’ Executive Management and the negotiation of a mutually acceptable definitive agreement.

On August 3, 2011, Mr. Ferrantino met with directors and management of Company A to discuss valuations of the two companies for a possible business combination.  Both sides agreed that they were significantly apart in valuation and no plans were made to continue any discussions.

On August 8, 2011, Valpey-Fisher’s Board held a telephonic meeting to discuss the August Term Sheet from CTS as well as the meeting with Company A.  The Board determined to request from CTS an explanation of its valuation of Valpey-Fisher.  The Board also determined to engage a financial advisor to conduct an independent valuation analysis of Valpey-Fisher.

On August 8, 2011, Mr. Ferrantino had a telephone conversation with Mr. Khilnani to discuss the treatment of unvested options in any proposed transaction and on August 9, 2011, provided information to Mr. Khilnani on the vesting schedule and exercise price for all outstanding options.

On August 9, 2011, Valpey-Fisher engaged Shasta Partners, LLC (“Shasta”) to conduct an independent valuation analysis of Valpey-Fisher.

On August 9, 2011, Mr. Ferrantino received an email from Mr. Khilnani explaining the valuation analyses underlying the August Term Sheet’s proposed merger consideration price range of $4.10 and $4.35 per share in cash.

On August 16, 2011, Mr. Ferrantino received an email from Mr. Khilnani increasing the lower end of the proposed merger consideration price range from $4.10 to $4.20 per share.  The upper end of the range was unchanged.

On August 17, 2011, Mr. Ferrantino sent a letter to Mr. Khilnani indicating that Valpey-Fisher’s Board had authorized CTS, on a limited basis, to conduct due diligence on Valpey-Fisher.  On August 23, 2011, CTS initiated its due diligence with delivery of a list of requested due diligence information.

On August 25, 2011, at a telephonic special meeting of Valpey-Fisher’s Board, Shasta presented its preliminary valuation analysis of Valpey-Fisher under different valuation analyses.

On August 25 and 26, 2011, Valpey-Fisher gave CTS’s representatives access to requested due diligence materials and certain members of Valpey-Fisher’s management, and made available representatives of its outside environmental advisors and independent accountants to answer due diligence inquiries from CTS’s representatives.

On August 29, 2001, Valpey-Fisher’s Board held a telephonic special meeting.  The Board authorized Mr. Ferrantino to make contact directly with Company A to seek an alternative offer and to inform Company A that Valpey-Fisher had received an indication of interest from a third party.  A representative of Valpey-Fisher’s outside legal counsel reviewed with the Board its fiduciary duties under applicable law.  Following the Board meeting, on August 29, 2011, Mr. Ferrantino contacted Company A to discuss whether it had an interest in a potential business combination and on September 1, 2011, Mr. Ferrantino discussed in a telephone call with the CEO of Company A, synergies of a possible business combination between Valpey-Fisher and Company A.

On September 2, 2011, Valpey-Fisher’s Board held a telephonic special meeting.  Mr. Ferrantino reported that Mr. Khilnani had contacted him for additional information in order for CTS to complete its due diligence and that Mr. Khilnani had informed him that no Letter of Intent and Term Sheet would be sent before September 5, 2011.  Mr. Ferrantino answered questions concerning the CTS due diligence and updated the Board on his August 29, 2011 and September 1, 2011 discussions with Company A.

On September 9, 2011, Valpey-Fisher provided Company A certain financial information for it to conduct a valuation analysis of Valpey-Fisher.

On September 12, 2011, Company A indicated verbally that they were unlikely to offer a price that would be of interest to Valpey-Fisher’s Board and that it would not be submitting a proposal to acquire Valpey-Fisher.

On September 26, 2011, in a telephone call, Mr. Khilnani updated Mr. Ferrantino on the status of CTS’s consideration of a proposed offer.

On October 12, 2011, Mr. Ferrantino had a meeting with Mr. Khilnani to discuss the general business and financial outlook for the electronic components business, including the frequency control business, as well as of each of Valpey-Fisher and CTS.  During the meeting, Mr. Khilnani informed Mr. Ferrantino that in its proposed offer, CTS intended to include a provision that holders of outstanding in-the-money options would be paid the difference between the amount of the per share merger consideration and the per share exercise price for each outstanding option.

On October 13, 2011, Mr. Khilnani met with Mr. Valpey and stated that CTS was prepared to offer a merger consideration of $4.00 per share.  Mr. Valpey stated that he did not believe the Board would be receptive to a transaction at that valuation.  After continued discussions, Mr. Khilnani presented to Mr. Valpey a written non-binding Letter of Intent and Term Sheet dated October 12, 2011 (the “October Term Sheet”) setting forth the principal terms on which CTS would propose to acquire all of Valpey-Fisher’s outstanding common stock in a merger transaction at a per share merger consideration of $4.20 in cash, subject to satisfactory completion of confirmatory due diligence, and negotiation and execution of a mutually acceptable merger agreement and of voting agreements with holders of a certain percentage of Valpey-Fisher’s outstanding common stock.  The October Term Sheet required execution of an exclusivity agreement to commence negotiation of a definitive merger agreement.  Mr. Valpey stated that he would forward to the Board for its consideration the October Term Sheet setting forth the proposed $4.20 per share cash merger consideration.

On October 14, 2011, Valpey-Fisher’s Board, at a telephonic special meeting, received an update from Mr. Valpey and Mr. Ferrantino concerning the discussions with Mr. Khilnani leading up to the receipt of the October Term Sheet from CTS.  The Board authorized continued discussions with CTS and in connection therewith, authorized entering into an exclusivity agreement with CTS for a period ending no later than November 11, 2011.  The Board also determined to request Shasta to render an opinion as to the fairness from a financial point of view of the proposed merger consideration of $4.20 per share in cash.

On October 14, 2011, Valpey-Fisher executed an exclusivity agreement with CTS which provided that Valpey-Fisher could terminate the agreement on or after November 11, 2011.

On October 20, 2011 Valpey-Fisher and its legal counsel received a draft merger agreement from CTS.

From October 20, 2011 through November 15, 2011, Valpey-Fisher’s management and outside legal counsel continued to negotiate the terms and conditions of the Merger Agreement with CTS’s representatives and outside legal counsel.

On October 27, 2011, Valpey-Fisher’s Board held a regularly scheduled Board meeting, at which the directors received an update from management on the progress of the negotiations and the terms of the current draft Merger Agreement and proposed voting agreements.  The Board approved the retention agreement with Shasta to provide a fairness opinion.  After the full Board meeting, all six independent directors of Valpey-Fisher met in executive session without Mr. Valpey and Mr. Ferrantino to review the terms of the proposed transaction, the conduct of the negotiations of the transaction and the Merger Agreement and the efforts to identify any other possible party to a business combination.

On November 8, 2011, Mr. Ferrantino received from CTS a written offer of employment with the surviving company commencing upon the effective time of the merger, a copy of which Mr. Ferrantino forwarded to all directors.  From November 8, 2011 to November 14, 2011, Mr. Ferrantino had several telephone calls with Mr. Khilnani discussing the details of the employment offer.

On November 9, 2011, there was a telephonic special meeting of the Board.  At that meeting, Shasta reviewed its analysis of the financial terms of the merger and rendered to Valpey-Fisher’s Board Shasta’s opinion, as investment bankers, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the merger consideration of $4.20 in cash per share to be received by holders of Valpey-Fisher common stock pursuant to the merger agreement was fair, from a financial point of view, to those stockholders.  The Board discussed the fact that the existing change in control severance agreements with Mr. Ferrantino, Michael J. Kroll, Chief Financial Officer, and Walt Oliwa, Senior Vice President Engineering, would expire on December 31, 2011 and that it was unlikely that the merger could be closed before December 31, 2011.  The Board requested the Compensation Committee to consider possible extensions to, and revisions of, such change in control severance agreements.

On November 9, 2011, November 10, 2011 and November 11, 2011, the Compensation Committee met by telephone to consider the extensions of the change in control severance agreements between Valpey-Fisher and Messrs. Kroll and Oliwa and the extension and revision of the change in control severance agreement with Mr. Ferrantino.

On November 10, 2011, Mr. Ferrantino and Mr. Kroll, in a telephone call with Mr. Khilnani, informed him about a $400,000 sewer assessment from the Town of Hopkinton for two properties that Valpey-Fisher owns, which assessment had not been recorded in the financial statements of Valpey-Fisher reviewed by CTS in its due diligence investigation.  Mr. Khilnani stated that he would review this information and respond to Valpey-Fisher on November 11, 2011.  Mr. Kroll informed the Board by email of the sewer assessment and the discussion with Mr. Khilnani.

On November 11, 2011, Mr. Khilnani presented a revised offer of $4.15 per share in cash to Mr. Ferrantino and Mr. Valpey in two separate telephone calls.  Mr. Valpey told Mr. Khilnani that the Board would consider the revised offer at its meeting on November 14, 2011.

On November 11, 2011, outside counsel to Valpey-Fisher and outside counsel to CTS discussed in a telephone call the terms of possible revisions to and extension of Mr. Ferrantino’s Change-in-Control Agreement and possible extensions of Mr. Kroll’s and Mr. Oliwa’s Change in Control Agreements.

On November 14, 2011, a telephonic special meeting was held at which Mr. Ferrantino reported on the sewer assessment which had resulted in CTS reducing its proposed merger consideration from $4.20 to $4.15 per share in cash.  Shasta reviewed its analysis of the revised financial terms of the merger and rendered its opinion as investment bankers to Valpey-Fisher’s Board, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the revised merger consideration of $4.15 per share in cash to be received by holders of Valpey-Fisher common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.  Legal counsel to Valpey-Fisher updated the Board on the status of the negotiations of the definitive merger agreement with CTS.  At the meeting, the Board determined to consider approval of the Merger Agreement at a meeting on November 16, 2011, subject to the resolution of certain final issues.  Following the Board meeting, Valpey-Fisher’s and CTS’s representatives reached agreement on these final issues.  The Board received the unanimous recommendation of the Compensation Committee recommending (i) the short term extension of Mr. Kroll’s and Mr. Oliwa’s agreements and (ii) that Valpey-Fisher and Mr. Ferrantino enter into a new agreement providing for payment of $380,000, equal to two (2) years base salary, to be paid upon closing the proposed merger, provided Mr. Ferrantino remains in the employ of Valpey-Fisher through such change in control.  The Board determined to consider the revisions to Mr. Ferrantino’s Change-in-Control Severance Agreement and the extension of each of Messrs. Kroll’s and Oliwa’s Change-in-Control Severance Agreements at the meeting of the Board to be held on November 16, 2011.

On November 16, 2011, Shasta provided to Valpey-Fisher a written copy of its previously-rendered oral opinion as to the fairness from a financial point of view of the $4.15 per share in cash merger consideration, which was then distributed to all of the members of the Board.

On November 16, 2011 at a special telephonic meeting, the Board unanimously approved the merger on substantially the same terms and conditions as set forth in the Merger Agreement, declaring the Merger Agreement and the transaction contemplated by the Merger Agreement, to be advisable, fair to and in the best interests of Valpey-Fisher and its stockholders and unanimously recommending the Valpey-Fisher stockholders vote ‘FOR” the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.  The Board approved the Change-in-Control Severance Agreement dated November 16, 2011 with Mr. Ferrantino and the amendments dated November 16, 2011, extending the existing agreements with Messrs. Kroll and Oliwa.  Mr. Ferrantino abstained as to the approval of his change in control agreement.  (See “Interests of Valpey-Fisher's Directors and Executive Officers in the Merger.”)

On November 17, 2011, Valpey-Fisher and CTS executed the Merger Agreement.  Subsequently, on November 17, 2011, Valpey-Fisher and CTS issued press releases announcing the execution of the Merger Agreement.

Recommendation of Valpey-Fisher’s Board of Directors; Reasons for the Merger

After careful consideration our Board has:

●	unanimously approved the merger and the transactions contemplated by the Merger Agreement on substantially the same terms and conditions as set forth in the Merger Agreement;

●	unanimously declared that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Valpey-Fisher and its stockholders; and

●
unanimously directed that the merger be submitted for consideration by Valpey-Fisher stockholders at a special meeting of stockholders and recommended that Valpey-Fisher stockholders vote “FOR” the approval of the merger on substantially the terms and conditions as set forth in the Merger Agreement.

In the course of reaching its decision to approve the merger and the Merger Agreement, our Board consulted with Valpey-Fisher’s financial and legal advisors and considered the following material factors each of which the Board believes supported its decision but which are not listed in any relative order of importance.

The Board believed that the consideration to be received by stockholders in the merger – $4.15 per share in cash – represented significant value for the holders of Valpey-Fisher common stock.

●
The cash merger consideration price of $4.15 per share represented premiums of approximately 62.75% to the closing price on November 16, 2011, the last trading day before Valpey-Fisher announced it had entered into the Merger Agreement, approximately 69.9% to the average closing price of Valpey-Fisher’s common stock for the 30 trading days ending on November 16, 2011, and approximately 42.9% to the average closing price of Valpey-Fisher’s common stock for the 180 trading days ending on November 16, 2011.  The Board believed these premiums represented a significant and attractive premium to Valpey-Fisher’s recent market price.

●
The Board believed that the merger will result in greater value to our stockholders than the value that could be generated from other strategic alternatives available to us, including the option of remaining independent and pursuing our current business plan, taking into account the potential risks and uncertainties associated with these alternatives as compared to the liquidity and certainty of value provided by the $4.15 per share in cash to be paid to our stockholders pursuant to the Merger Agreement.

●
The Board noted that, although Valpey-Fisher engaged in discussions with one other potential buyer, that potential buyer did not submit a proposal to acquire Valpey-Fisher and indicated it was not interested in acquiring Valpey-Fisher.

The historical volatility of Valpey-Fisher’s common stock is an important factor in weighing the $4.15 per share cash offer against the expected future value of Valpey-Fisher’s common stock.

●
The Board noted Valpey-Fisher’s small public float and historically low trading volume, which the Board believed impairs the ability of stockholders to recognize the market value of their investment in Valpey-Fisher common stock.

●
The all cash merger consideration allows Valpey-Fisher’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares as compared to the risks of continuing to hold a historically volatile stock.

The Board considered industry trends that it believed favored larger competitors, having greater resources and marketing a larger line of products, which could impede Valpey-Fisher’s growth and competitiveness in the future.

●
The Board believed that Valpey-Fisher’s ability to realize stockholder value without being part of a larger organization that would facilitate its ability to compete in the frequency control business was subject to increasing uncertainty.

●
The Board noted that the market for Valpey-Fisher’s products is becoming increasingly competitive and that many of the companies with which Valpey-Fisher competes are substantially larger, have greater resources and market a larger line of products.

●
The Board considered current conditions and evolving trends in the electronic components business including frequency control business and the likely effects of these factors on Valpey-Fisher’s potential growth, development and strategic options.

●
The Board observed the trend in large global Original Equipment Manufacturers (OEMs) to reduce their supplier base by buying more products from fewer suppliers which could inhibit Valpey-Fisher’s ability to grow in the future.

The Board thought it significant that the transaction was not subject to any financing condition and that CTS’s strong strategic interest in the merger made it highly likely that the merger would be completed.

●
The Board reviewed the financial terms of the proposed acquisition by CTS with its financial advisor. The Board believed that the financial strength of CTS, and the fact that the merger is not subject to a financing condition, make the merger attractive.

●	The Board believed that CTS’s strong expressed strategic interest in the merger and its financial strength made it highly likely that the merger would be completed in a timely fashion.

While the Board believes CTS’s merger proposal to be in the best interests of Valpey-Fisher and its stockholders, the Merger Agreement provides an appropriate mechanism to permit the Board to consider a superior proposal that may be made by third parties.

●
The Merger Agreement provides a mechanism for an unsolicited superior proposal to be considered by the Board, if presented. Subject to compliance with the terms and conditions of the Merger Agreement, Valpey-Fisher is permitted to terminate the Merger Agreement, prior to stockholder approval of the merger, in order to approve an alternative transaction proposed by a third party that the Board determines is more favorable from a financial point of view to Valpey-Fisher stockholders than the merger, upon the payment to CTS of a termination fee equal to 2% of the value of the transaction (approximately $388,000) plus CTS’s expenses actually incurred up to a maximum of $250,000 (see “The Merger Agreement – Termination of the Merger Agreement” and “The Merger Agreement – Fees and Expenses”).  The Board believes that the termination fee and expense reimbursement provisions are reasonable and customary and will not unduly deter any other party that might be interested in acquiring Valpey-Fisher.

The Board’s process in negotiating and approving the transaction took into account the opinion of its financial advisors as to the fairness, from a financial point of view, of the merger consideration, and the advice of its legal advisors on key contractual provisions.

●
The Board reviewed the valuation analysis and financial presentation of Shasta, including its opinion as the Board’s independent financial advisor to the effect that, as of the date of such opinion and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $4.15 in cash per share to be received by holders of Valpey-Fisher common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders (see “The Merger – Opinion of Shasta”).

●
In addition to the provision of the Merger Agreement described above permitting Valpey-Fisher to terminate the Merger Agreement, prior to stockholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable from a financial point of view to Valpey-Fisher stockholders, upon the payment to CTS of a termination fee and reimbursement of certain expenses, the Board considered the following provisions of the Merger Agreement, among others, as significant in its decision to approve the merger:

▪
The high likelihood that the proposed transaction would be consummated, in light of the fact that there are no regulatory approvals, requirements or conditions to the closing of the merger, and no financing conditions or contingencies, and that CTS has the financial resources to consummate the merger expeditiously.

▪	The Board’s view that the Merger Agreement had customary terms and was the product of arms-length negotiations.

Our Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger and the Merger Agreement, including the following which are not listed in any relative order of importance:

●
the risks and costs to Valpey-Fisher if the merger does not close, including the diversion of management and employee attention, the potential termination fee to be paid to CTS by Valpey-Fisher, and the potential effect on business and customer relationships;

●
the fact that following the merger Valpey-Fisher will no longer exist as an independent, stand-alone company and Valpey-Fisher’s stockholders will not participate in any future earnings or growth of Valpey-Fisher and will not benefit from any appreciation in value of Valpey-Fisher;

●
the fact that Valpey-Fisher’s directors and executive officers may have interests in the transaction that are different from, or in addition to, those of Valpey-Fisher’s other stockholders (see “Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger”);

●
the requirement by CTS that (i) three of our directors holding approximately 33% of our outstanding shares of common stock and (ii) an entity which holds approximately 2.9% of our outstanding shares of common stock, of which one of our directors is President, enter into voting agreements with CTS agreeing to vote in favor of approval of the merger and against any other competing business combination proposals ;

●
the fact that the Merger Agreement contains provisions that may discourage a third party from making a superior proposal to acquire Valpey-Fisher including restrictions on our ability to solicit third party acquisition proposals and the requirement we pay a termination fee to CTS of 2% of the transaction value (approximately $388,000) plus expenses incurred by CTS up to $250,000, if the Merger Agreement is terminated under specific circumstances, although, as noted above, the Board believes that the termination fee and expense reimbursement are reasonable and customary and will not unduly deter any other party that might be interested in acquiring Valpey-Fisher;

●
the restrictions on the conduct of Valpey-Fisher’s business prior to the completion of the merger, requiring Valpey-Fisher to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Valpey-Fisher from undertaking business initiatives pending completion of the merger; and

●	the fact that any gains in an all cash transaction would be taxable to Valpey-Fisher’s stockholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but does set forth a summary of the material factors considered by our Board in its consideration of the merger.  After considering these factors, the Board concluded that the positive factors relating to the Merger Agreement and the merger outweighed the negative factors.  In view of the wide variety of factors considered by our Board, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board may have assigned different weights to various factors.  Our Board approves and recommends the Merger Agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of Shasta

Pursuant to an engagement letter dated October 27, 2011, Valpey-Fisher retained Shasta to act as financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to the holders of shares of Valpey-Fisher’s common stock of the merger consideration to be received by those holders in the merger pursuant to the Merger Agreement.

On November 16, 2011, Shasta delivered to the Valpey-Fisher Board its opinion that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the merger consideration of $4.15 per share to be received by the holders of shares of Valpey-Fisher common stock in the merger substantially on the same terms and conditions as set forth in the Merger Agreement, was fair to those holders from a financial point of view.  Shasta provided its opinion for the information and assistance of the Valpey-Fisher Board in connection with and for the purpose of Valpey-Fisher’s evaluation of the transaction contemplated by the Merger Agreement.  The Shasta opinion relates only to the fairness, from a financial point of view, to the holders of shares of Valpey-Fisher common stock of the merger consideration, which was determined through arm’s length negotiations between Valpey-Fisher and CTS.  The Shasta opinion does not address any other aspect of the merger, or any related transaction, and does not constitute a recommendation to any stockholder of Valpey-Fisher as to how that stockholder should vote or act on any matter relating to the merger.

The full text of the Shasta opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Shasta, is attached as Annex B and is incorporated herein by reference.  The summary of the Shasta opinion set forth below is qualified in its entirety by reference to the Shasta opinion.  Stockholders should read the Shasta opinion carefully and in its entirety.

In arriving at its opinion, Shasta, among other things:

(a)	Reviewed the Merger Agreement together with the exhibits and schedules thereto;

(b)	Reviewed Annual Reports on Form 10-K of Valpey-Fisher for the five fiscal years ended December 31, 2010;

(c)	Reviewed certain Quarterly Reports on Form 10-Q of Valpey-Fisher (including Valpey-Fisher’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2011);

(d)	Reviewed internal summary financial forecasts prepared by Valpey-Fisher for the fiscal year ended December 31, 2011;

(e)	Discussed with certain officers and management of Valpey-Fisher the business, results of operations and future prospects of Valpey-Fisher;

(f)	Analyzed certain financial, operating and securities data of selected comparable publicly held companies;

(g)	Compared the consideration to be paid in the transaction with the consideration paid in certain other precedent transactions of a comparable nature;

(h)	Reviewed the historical price and trading activity for the shares of Valpey-Fisher common stock;

(i)	Analyzed the premium paid in the transaction; and

(j)	Performed and/or considered such other studies and analyses, and considered such other factors, as Shasta considered appropriate.

In connection with its review and in arriving at its opinion, Shasta assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Shasta assume responsibility for independent verification of, any of that information. Shasta assumed that the merger will be consummated on the terms and subject to the conditions set forth in the draft Merger Agreement furnished to Shasta without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Valpey-Fisher, CTS or the contemplated benefits of the merger.  Shasta assumed that the financial forecasts for Valpey-Fisher provided to Shasta by management of Valpey-Fisher were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Valpey-Fisher.  Shasta expressed no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.

Shasta did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Valpey-Fisher or CTS, nor did Shasta evaluate the solvency or fair value of Valpey-Fisher under any state or federal law relating to bankruptcy, insolvency or similar matters. Shasta’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Shasta assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Shasta’s opinion is limited to the fairness, from a financial point of view, to the holders of shares of Valpey-Fisher common stock of the merger consideration to be received by those holders pursuant to the Merger Agreement, and Shasta expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of Valpey-Fisher, or as to Valpey-Fisher’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to Valpey-Fisher. In addition, Shasta expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the merger, or any class of those persons, relative to the merger consideration to be received by the holders of shares of Valpey-Fisher common stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation.

In preparing its opinion, Shasta performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Shasta in arriving at its opinion.  The order of analyses described does not represent relative importance or weight given to those analyses by Shasta.  Some of the summaries of the financial analyses include information presented in tabular format.  The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Shasta, the tables must be read together with the full text of each summary.  The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed prior to November 16, 2011, and is not necessarily indicative of current or future market conditions.

Transaction Overview.

Based upon the approximately 4.67 million shares of Valpey-Fisher common stock that were outstanding as of November 15, 2011 on a fully diluted basis (calculated using the treasury stock method), Shasta noted that the merger consideration of $4.15 per share implied an equity value of approximately $19.4 million.  Net of approximately $3.5 million of cash and cash equivalents (as of October 2, 2011), Shasta noted that the consideration implied an enterprise value of approximately $15.9 million. Shasta also noted that the consideration of $4.15 per share represented a premium / (discount) of:

●	76.6% over the closing price per share on November 15, 2011 of $2.35;

●	62.6% over the average trading price per share during the 5-day period ending November 15, 2011;

●	61.7% over the average trading price per share during the 10-day period ending November 15, 2011;

●	70.6% over the average trading price per share during the 30-day period ending November 15, 2011,

●	70.4% over the average trading price per share during the 60-day period ending November 15, 2011,

●	63.3% over the average trading price per share during the 90-day period ending November 15, 2011,

●
107.5% over the lowest intra-day trading price per share on October 5, 2011 of $2.00, which was the lowest trading price of a share of Valpey-Fisher common stock during the 52-week period ending November 15, 2011, and

●
(7.8%) to the highest intra-day trading price per share on December 20, 2010 of $4.50, which was the highest trading price of a share of Valpey-Fisher common stock during the 52-week period ending November 15, 2011.

Selected Company Analysis.

Using publicly available information, Shasta compared selected historical and projected financial and market data ratios for Valpey-Fisher to the corresponding data and ratios of publicly traded companies that Shasta deemed relevant because their businesses may be considered similar to the business of Valpey-Fisher. These companies, referred to as the “selected companies,” consisted of the following:

LGL Group, Inc.
CTS Corporation
Symmetricom, Inc.
Frequency Electronics, Inc.
Rakon Ltd.
Anaren, Inc.
Comtech Telecommunications Corp.
e2v technologies Plc.

The following table sets forth information concerning the following multiples for the selected companies and for Valpey-Fisher:

●	Enterprise value as a multiple of last 12 months, or LTM, revenues;

●	Enterprise value as a multiple of projected calendar year 2011 revenues;

●	Enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization adjusted for certain non-recurring items, or Pro Forma EBITDA;

●	Enterprise value as a multiple of projected calendar year 2011 Pro Forma EBITDA;

●	Stock price as a multiple of LTM earnings per share adjusted for certain non-recurring items, or Pro Forma EPS; and

●	Stock price as a multiple of projected calendar year 2011 Pro Forma EPS.

Shasta calculated multiples for the selected companies based on the closing stock prices of those companies on November 15, 2011 and calculated multiples for Valpey-Fisher based on the merger consideration of $4.15 per share. Projected calendar year 2011 multiples for Valpey-Fisher were calculated based on forecasts by management of Valpey-Fisher. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

	Selected companies				Merger Consideration
	High	Low	Mean	Median	Valpey Fisher
Enterprise value to LTM revenues	1.4x	.1x	.8x	.8x	1.1x
Enterprise value to projected calendar year 2011 revenues	1.4x	.1x	.8x	.8x	1.0x
Enterprise value to LTM Pro Forma EBITDA	7.5x	1.5x	5.7x	6.6x	11.5x
Enterprise value to projected calendar year 2011 Pro Forma EBITDA	9.2x	1.5x	5.7x	5.6x	12.2x
Price to LTM Pro Forma EPS	19.6x	9.8x	15.4x	16.1x	29.1x
Enterprise value to projected calendar year 2011 Pro Forma EPS	29.2x	9.6x	16.2x	14.6x	35.2x

No company utilized in the selected company analysis is identical to Valpey-Fisher. The companies were chosen because they are publicly traded companies with market capitalizations at such time of between $18.2 million and $831.9 million, with operating and end-market exposure that may be considered similar to certain operations and end-market exposure of Valpey-Fisher.  In evaluating the selected companies, Shasta made judgments and assumptions with regard to industry performance, general business, economic market and financial conditions and other matters, many of which are beyond the control of Valpey-Fisher, such as the impact of competition on the business of Valpey-Fisher and the industry generally, industry growth and the absence of any adverse material change in the financial condition of Valpey-Fisher or the industry or in the financial markets in general.

Selected Transaction Analysis.

Shasta analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions announced since June 30, 2006 that involved publicly traded companies that were involved in businesses that may be considered similar to the business of Valpey-Fisher with enterprise values between $21.7 million and $525.0 million:

Date Announced	Target	Acquirer
March, 2011	Spectrum Control Inc.	API Technology
February, 2011	Herley Industries, Inc.	Kratos Defense & Security Solutions
November, 2011	CPI International, Inc.	Veritas Capital
December, 2009	Merrimac Industries, Inc.	Crane Co.
August, 2008	Unicircuit, Inc.	Anaren, Inc.
August, 2008	Filtronic plc (defense elec. bus.)	Teledyne Ltd
August, 2008	M.S. Kennedy, Corp	Anaren, Inc
May, 2008	Radyne Corporation	Comtech Corp
March, 2008	WJ Communications, Inc.	TriQuint Semiconductor
August, 2006	Nera Satcom AS	Thrane & Thrane A/S
July, 2006	Atmel Grenoble	e2v Technology

Shasta chose such transactions based on, among other things, the similarity of the operations and end-market exposure of the applicable target companies to certain operations and end-market exposure of Valpey-Fisher (although none of such companies was directly comparable to Valpey-Fisher).

Shasta reviewed, among other things, enterprise values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of both revenues and EBITDA for the latest 12 months in relation to the time of announcement of the relevant transaction. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Valpey-Fisher were based on public filings and internal estimates of Valpey-Fisher's management. Shasta compared these multiples derived from the selected transactions with corresponding multiples implied for Valpey-Fisher based on the merger consideration of $4.15 per share. Specifically, Shasta analyzed, for the selected transactions and for the merger,

●	Enterprise value as a multiple of LTM revenues; and
●	Enterprise value as a multiple of LTM EBITDA.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions				Merger
	High	Low	Mean	Median

Enterprise value to LTM revenues	1.6x	.9x	1.3x	1.3x	1.1x
Enterprise value to LTM EBITDA	15.8x	5.2x	8.8x	8.1x	11.5x

As part of its analysis, Shasta also reviewed the selected transactions and excluded transactions over $100 million in enterprise value. Specifically, Shasta analyzed, for the selected transactions (excluding transactions over $100 million in enterprise value) and for the merger,

●	Enterprise value as a multiple of LTM revenues; and
●	Enterprise value as a multiple of LTM EBITDA.

The following table sets forth information concerning the multiples described above for the selected transactions (excluding transactions over $100 million in enterprise value) and the same multiples implied by the merger.

	Selected Transactions				Merger
	High	Low	Mean	Median

Enterprise value to LTM revenues	1.6x	.9x	1.2x	1.2x	1.1x
Enterprise value to LTM EBITDA	7.2x	5.2x	6.1x	6.0x	11.5x

Premiums Paid Analysis.

Shasta analyzed publicly available financial information for 34 merger and acquisition transactions that represent transactions involving publicly-traded targets in the technology industry announced since January 1, 2010 with transaction values between $20 million and $850 million.  In examining these transactions, Shasta analyzed the premium of consideration offered to the acquired company’s stock price one trading day, five trading days and 20 trading days prior to the announcement of the transaction.

Shasta calculated premiums for Valpey-Fisher based on the merger consideration of $4.15 per share and the closing prices of the shares one trading day, five trading days and 20 trading days prior to November 15, 2011.  The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Merger
	High	Low	Mean	Median	at $4.15
One trading day stock price premium	119.9%	11.9%	43.5%	40.0%	76.6%
Five trading day stock price premium	135.7%	-2.1%	50.1%	40.3%	62.7%
20 trading day stock price premium	153.8%	4.6%	54.6%	41.9%	82.8%

Shasta’s opinion was one of many factors taken into consideration by Valpey-Fisher’s Board in making its determination to approve the merger and should not be considered determinative of the views of Valpey-Fisher’s Board or management with respect to the merger or the merger consideration.

Shasta was selected by Valpey-Fisher’s Board based on Shasta’s qualifications, expertise and reputation.  Shasta, as part of its investment banking and advisory business, is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, private placements, restructurings and valuations for corporate and other purposes.

Pursuant to an engagement agreement between Valpey-Fisher and Shasta dated October 27, 2011, Valpey-Fisher has agreed to pay Shasta for its services a non-contingent retainer fee of $20,000 payable on Shasta’s retention to render its fairness opinion and upon delivery of the fairness opinion in the proposed transaction with CTS, a fee of $45,000.  If the Valpey-Fisher Board requests Shasta to deliver additional opinions with respect to amended or revised offers, Shasta will be paid $15,000 per such additional opinion.  In addition, Valpey-Fisher has agreed to reimburse Shasta for reasonable expenses incurred, including certain fees and disbursements of Shasta’s legal counsel up to a maximum of $7,500.  Valpey-Fisher also has agreed to indemnify Shasta and certain related parties against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement.  In August 2011, Valpey-Fisher engaged Shasta to provide a preliminary independent valuation analyses of Valpey-Fisher for which services Valpey-Fisher paid Shasta $10,000.

Operations of Valpey-Fisher Following the Merger

If the Merger Agreement is approved by Valpey-Fisher’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Valpey-Fisher, with Valpey-Fisher being the surviving corporation.  Following the merger, Valpey-Fisher will be a wholly-owned indirect subsidiary of CTS.  If the merger is completed, Valpey-Fisher’s stockholders will have no ongoing ownership interest in the continuing business of Valpey-Fisher.

Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger

In considering the recommendation of Valpey-Fisher’s Board, Valpey-Fisher’s stockholders should be aware that Valpey-Fisher’s executive officers and members of its Board may have interests in the transaction that are different from, and/or may be in addition to, the interests of Valpey-Fisher stockholders generally.  These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

●
unvested stock options for Valpey-Fisher common stock held by our directors and executive officers will become immediately exercisable and all outstanding options (including previously unvested options) will be cancelled at the effective time of the merger in exchange for payments under the Merger Agreement;

●	certain of our executive officers are entitled to receive cash payments in connection with the change in control if they remain employed with Valpey-Fisher through the change in control; and

●
the Merger Agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with Valpey-Fisher prior to the merger and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Valpey-Fisher for a period of six years following the merger.

Valpey-Fisher’s Board of Directors was aware of these different and/or additional interests and considered them, among other matters, in the Board’s evaluation and negotiation of the merger and Merger Agreement and concluded that, in light of the terms of the merger, the interests of Valpey-Fisher stockholders and the fact that the arrangements giving rise to these interests were reasonable, the Merger Agreement and the merger are in the best interest of Valpey-Fisher stockholders.

Valpey-Fisher Stock Options

As of the record date, there were 308,966 shares of Valpey-Fisher common stock subject to options granted to our directors and executive officers.  The Merger Agreement provides that all outstanding unvested options for Valpey-Fisher common stock (including those held by our executive officers and directors) will vest and that all options (including previously unvested options) will be converted into the right to receive, on a per option share basis, the excess, if any, of the $4.15 per share merger consideration over the exercise price payable in respect of the common stock issuable under such option.

The following table sets forth, as of December 16, 2011, the record date for the special meeting, for each of Valpey-Fisher’s directors and each person who was an executive officer of Valpey-Fisher since January 1, 2011: (i) the number of shares of common stock underlying currently exercisable options, (ii) the number of shares of common stock underlying options that will become immediately exercisable as a result of the merger and (iii) the total consideration that such persons will receive in respect of their vested and unvested options as a result of the merger.

SUMMARY TABLE

Directors	Number of shares underlying currently exercisable options	Number of shares underlying options that will become immediately exercisable as a result of the merger	Total consideration in respect of options (1)
Mario Alosco	10,374	- 0 -	$30,007
Gary Ambrosino	6,667	3,333	27,250
Richard W. Anderson	15,562	- 0 -	45,013
Michael J. Ferrantino, Jr. (2)	78,546	15,000	265,701
Eli Fleisher	3,112	- 0 -	9,001
Lawrence Holsborg	10,374	- 0 -	30,007
Steven Schaefer	6,667	3,333	27,250
Ted Valpey, Jr.	- 0 -	- 0 -	- 0 -

Executive Officers:

Michael J. Kroll	91,183	6,667	290,916
Walt Oliwa	51,481	6,667	165,474

All Directors and Executive
Officers as a group (10 persons)	273,966	35,000	$890,639

1.
Reflects the value of “in the money” options for which the $4.15 per share exceeds the per share exercise price of the option; however, it does not reflect the deduction of applicable withholding taxes.

2.	Mr. Ferrantino is Chief Executive Officer of Valpey-Fisher.

Change in Control Severance Agreements for Our Executive Officers

On November 16, 2011, we entered into a Change in Control Severance Agreement with Michael J. Ferrantino, Jr., our President and Chief Executive Officer providing for a bonus payment of $380,000 upon the closing of the proposed merger transaction with CTS on or prior to April 30, 2012, provided Mr. Ferrantino continues employment with us through such change in control.  This Agreement superseded and terminated a Change in Control Severance Agreement dated October 21, 2009, as amended, between Mr. Ferrantino and us.  The terminated Change in Control Severance Agreement with Mr. Ferrantino had provided for a change in control payment equal to two (2) years base salary (which, based on 2011 base salary, equaled $380,000) upon (i) a change in control prior to December 31, 2011 and (ii) a separation of service after the change in control.  CTS has made an offer of employment to Mr. Ferrantino beginning on the effective date of the merger.  The Board of Valpey-Fisher determined it was desirable to terminate the prior change in control agreement which provided for both a change in control and subsequent separation in service in favor of a change in control agreement providing for a bonus payment upon a change in control only, to recognize Mr. Ferrantino’s contribution to the merger transaction.  The Board also believes that the employment of Mr. Ferrantino by the surviving corporation after the merger is useful in support of the closing of the merger.

CTS’s offer of employment provides that Mr. Ferrantino will be Vice President, Frequency Products for CTS Electronic Components, Inc., a subsidiary of CTS at an annual salary of $210,000.  Mr. Ferrantino will be eligible to participate in CTS’s Management Incentive Plan for 2012, will be granted 2,000 units of restricted stock vesting in three annualized installments beginning one year following the grant date and will be eligible to participate in CTS’s current employee benefit plan and Retirement Savings Plan 401(k).  Mr. Ferrantino’s offer of employment from CTS has no golden parachute compensation component.

On November 16, 2011, we entered into an amendment of the Change in Control Severance Agreement, as previously amended, with Michael J. Kroll, our Vice President, Treasurer and Chief Financial Officer which amendment extended the agreement from December 31, 2011 to April 30, 2012.  The Change in Control Severance Agreement as so amended provides that in the event of a change in control of Valpey-Fisher prior to April 30, 2012, we will pay Mr. Kroll severance of $306,495 upon a separation from service after the change in control provided he continues employment with us through such change in control.  Mr. Kroll has been informed by CTS that his employment will be terminated upon the effectiveness of the merger and therefore he will have a separation in service for purposes of the Change in Control Severance Agreement.

On November 16, 2011, we entered into an amendment extending from December 31, 2011 to April 30, 2012 the Change in Control Retention Agreement, as previously amended, with Walt Oliwa, our Senior Vice President Engineering.  The agreement as amended provides that in the event of a change in control of Valpey-Fisher prior to April 30, 2012, we will pay Mr. Oliwa a $150,544 bonus, provided he continues employment with Valpey-Fisher through such change in control.

Golden Parachutes

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension / Non-qualified Deferred Compensation Benefit ($)	Perquisites ($)	Tax Reimbursement ($)	Other ($)	Total ($)(3)
Michael J. Ferrantino, Jr.	380,000	41,575	0	0	0	0	421,575
Michael J. Kroll	306,495	18,867	0	0	0	0	325,362
Walt Oliwa	150,544	18,867	0	0	0	0	169,411
______________________________

(1)
Cash.  Represents the value of cash severance payments.  The amounts for Messrs. Ferrantino and Oliwa are “single” trigger in nature, that is eligibility to receive these amounts is conditioned solely upon the occurrence of a change in control.  The amount for Mr. Kroll is “double” trigger in nature, that is eligibility to receive this amount requires both the occurrence of a change in control and a qualifying termination of employment.

(2)
Equity.  Represents the aggregate payments to be made in respect of unvested options upon consummation of the merger, as described in greater detail above in the section entitled “Valpey-Fisher Stock Options.”  Amounts included in this column are all “single” trigger in nature.

(3)
Total.  The following table shows, for each named executive officer, the amounts of golden parachute compensation which are single trigger or double trigger in nature.  Mr. Kroll has been informed by CTS that his employment will be terminated upon the effectiveness of the merger and therefore at that time, he will have a qualifying termination of employment.

Named Executive Officer	Single Trigger	Double Trigger
Michael J. Ferrantino, Jr.	$421,575	- 0 -
Michael J. Kroll	18,867	$306,495
Walt Oliwa	169,411	- 0 -

Indemnification and Insurance

Each of CTS and the surviving corporation has agreed to indemnify, to the same extent as provided in our articles of incorporation and bylaws, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

In addition, the Merger Agreement requires that the surviving corporation maintain in effect, for a period of six (6) years after the effective time of the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain “tail” policies of at least the same coverage in each case, subject to a maximum annual premium of 175% of our current premium.  If the annual premiums of insurance coverage exceed 175% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 175% of the current annual premium paid by us.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger and briefly discuss the possible treatment of Valpey-Fisher as a U.S. Real Property Holding Corporation which may affect non-U.S. holders.).  NON-U.S. HOLDERS OF OUR COMMON STOCK MAY HAVE DIFFERENT TAX CONSEQUENCES IN ADDITION TO THOSE DESCRIBED BELOW WITH RESPECT TO U.S. REAL PROPERTY HOLDING CORPORATIONS, THAN THOSE DESCRIBED BELOW AND ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT TO THEM UNDER U.S. AND NON-U.S. TAX LAWS. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Valpey-Fisher common stock that is:

●	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

●
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

●	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxation of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all aspects of U.S. federal income tax laws that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements).  In addition, except as specifically provided below, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you.  We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

●	the amount of cash received in exchange for such common stock; and

●	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.  Short term capital gains are taxed at ordinary income rates.  If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies.  Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.  Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Valpey-Fisher may be a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.  Gain on the sale of stock in a USRPHC owned by non-U.S. persons, is generally subject to U.S. income taxation and a 10% withholding, even if gain on the sale by a non-U.S. person of non-USRPHC stock would not otherwise be subject to such taxation and withholding.  However, Valpey-Fisher believes that it qualifies for the “regularly traded on an established securities market” exemption from such treatment, except with respect to persons owning more than 5% of the stock of VF, taking into account certain attribution rules.  If Valpey-Fisher does not qualify for that exemption, all non U.S. holders might be subject to U.S. income taxation on any gain resulting from the merger, and might be subject to a withholding tax of 10%.  Non-U.S. holders should contact their own tax advisors to determine the effect, if any, of these provisions on them.

In order to avoid any such withholding, all holders of Valpey-Fisher common stock, will be required to submit a non foreign affidavit pursuant to Section 1445 of the Code, provided by the exchange agent certifying that such holder is not a “foreign person.”

Regulatory Approvals

Under the Merger Agreement, Valpey-Fisher and CTS have agreed to use their reasonable efforts to obtain all required governmental approvals in connection with the execution of the Merger Agreement and completion of the merger.

Except for the filing of articles of merger in the State of Maryland at or before the effective date of the merger and the filing of this proxy statement, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the merger.

Accounting Treatment of the Merger

We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase would be allocated to our assets and liabilities based on their relative fair values as of the merger in accordance with Accounting Standards Codification 805, Business Combinations.

No Appraisal Rights

Under Maryland law, holders of Valpey-Fisher’s common stock are not entitled to stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document.  This summary may not contain all of the information about the Merger Agreement that is important to you.  We encourage you to read carefully the Merger Agreement in its entirety.

Explanatory Note Regarding Merger Agreement

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Valpey-Fisher.  The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties to the Merger Agreement.  The representations and warranties in the Merger Agreement have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of Valpey-Fisher, CTS or Merger Sub or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Valpey-Fisher’s public disclosures.

Effective Time

The effective time of the merger will occur at the time that Valpey-Fisher and Merger Sub file articles of merger with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law (or at such later time as is specified in the articles of merger not exceeding thirty (30) days after the articles of merger are accepted of record).  The closing will occur as soon as practicable (and in any event within three (3) business days) after the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all of the conditions set forth in the Merger Agreement (other than conditions which, by their terms, must be satisfied at the closing, subject to the satisfaction or waiver of those conditions).

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Valpey-Fisher.  Upon completion of the merger, Merger Sub will cease to exist as a separate entity and Valpey-Fisher will continue as the surviving corporation.  All of Valpey-Fisher’s and Merger Sub’s properties, rights, privileges, immunities, powers, franchises, business and authority, and all of their debts, liabilities, obligations, restrictions and duties will become those of the surviving corporation.  Following the completion of the merger, Valpey-Fisher’s common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and no longer be publicly traded.

Merger Consideration; Treatment of Stock and Options

Valpey-Fisher Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $4.15 in cash, without interest and less applicable withholding taxes.

Company Stock Options

At the effective time of the merger, option holders will receive the excess, if any, of the $4.15 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested.

Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates or book entry shares, as applicable, for Valpey-Fisher common stock will represent only the right to receive the merger consideration.  The merger consideration paid upon surrender of each certificate or book entry share, as applicable, will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book entry share, as applicable.

Procedure for Receiving Merger Consideration

At and after the effective time of the merger, CTS will deposit an amount of cash sufficient to pay the merger consideration promptly to each holder of shares of our common stock with an exchange agent of its choosing (the “exchange agent”) reasonably acceptable to Valpey-Fisher.  Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal and instructions to you and Valpey-Fisher’s other stockholders.  The letter of transmittal and instructions will tell you how to surrender your Valpey-Fisher common stock certificates or transfer your book entry shares in exchange for the merger consideration.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Valpey-Fisher common stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as the exchange agent may require or receipt of an “agents message” by the exchange agent or such other evidence, if any, of transfer as the exchange agent may reasonably request in the case of book entry shares.  The merger consideration may be paid to a person other than the person in whose name the corresponding certificate or the transferred book entry shares, as applicable, is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer or such book entry share shall be promptly transferred.  In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the exchange agent that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender or transfer of the certificates or book entry shares.  Each of the exchange agent, Valpey-Fisher and CTS will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock.  If, after the effective time of the merger, certificates or book entry shares are presented to the surviving corporation or the exchange agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the exchange agent, CTS or Valpey-Fisher will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for six months after the effective time of the merger, will be delivered, upon demand, to CTS.  Holders of certificates who have not surrendered their certificates within six months after the effective time of the merger may only look to CTS for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration.  In addition, if required by CTS, you will have to post a bond in a customary amount and upon such terms as determined by CTS indemnifying CTS against any claims made against it with respect to the lost, stolen or destroyed certificate.

Articles of Incorporation and Bylaws

The charter and bylaws of Merger Sub as in effect immediately prior to the effective time will be the charter and bylaws of the surviving corporation.

Directors and Officers

The directors and officers of Merger Sub immediately prior to the merger will be the directors and officers, respectively, of the surviving corporation immediately following the merger, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter or bylaws of the surviving corporation.

Representations and Warranties

The Merger Agreement contains representations and warranties that Valpey-Fisher and CTS made to each other as of specific dates.  The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement between Valpey-Fisher, CTS and Merger Sub, a copy of which is attached hereto as Annex A, and may be subject to important qualifications and limitations set forth in the Merger Agreement and the disclosure letter attached to the Merger Agreement agreed to by such parties in connection with negotiating its terms.  Moreover, certain representations and warranties are subject to a standard of materiality different from those generally applicable to a stockholders’ investment decision with respect to Valpey-Fisher or were used for the purpose of allocating risk between Valpey-Fisher and CTS rather than establishing matters as facts.  Valpey-Fisher is not currently aware of any specific undisclosed material facts relating to Valpey-Fisher that it believes would be material to you as a stockholder voting on the merger that contradict the representations and warranties contained in the Merger Agreement.  Our representations and warranties relate to, among other things:

●	our proper organization, good standing and corporate power to operate our business;

●	not owning any capital stock of, or equity or voting interests in, any subsidiary;

●	our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

●	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

●	the enforceability of the Merger Agreement against Valpey-Fisher;

●	the approval and recommendation by our board of directors of the merger and Merger Agreement;

●	the required vote of our stockholders in connection with the approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement;

●	the absence of required consents, approvals and notifications of governmental entities in connection with the merger;

●	the absence of any conflict with applicable law, our organizational documents, or our material agreements as a result of entering into the Merger Agreement and consummating the merger;

●	any consent, approval, authorization, filing or notice under, or the termination, cancellation, amendment, modification or acceleration of any rights or obligations under, our material agreements;

●	the absence of any state takeover statutes applicable to the merger;

●	our Securities and Exchange Commission, or SEC, filings since January 1, 2008 and the financial statements contained therein;

●	our internal controls and disclosure controls and procedures;

●	our compliance with specific provisions of the Sarbanes-Oxley Act of 2002;

●	the absence of undisclosed liabilities;

●	the absence of off-balance sheet arrangement;

●	the absence of certain changes and events since January 1, 2011, including the absence of changes or events that have had or would have a material adverse effect on us;

●	taxes;

●	our intellectual property;

●	our compliance with laws;

●	licenses and permits necessary to carry on our business;

●	the absence of material litigation or outstanding court orders against us;

●	the absence of brokers’ or finders’ fees;

●	the absence of related party transactions;

●	employment and labor matters affecting us, including matters relating to our employee benefit plans;

●	real property owned and leased by us;

●	personal property owned and leased by us;

●	environmental compliance matters;

●	specified types of contracts;

●	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC in connection with the merger; or

●	receipt by us of a fairness opinion from Shasta;

For the purposes of the Merger Agreement, “material adverse effect” means with respect to Valpey-Fisher, any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate materially adverse:

●	to the business, results of operations, prospects, condition (financial or otherwise) or assets of Valpey-Fisher; or

●	ability of Valpey-Fisher to consummate the transactions contemplated by the Merger Agreement on a timely basis.

Notwithstanding the foregoing, none of the following will give rise to or constitute a “material adverse effect” on Valpey-Fisher:

●	changes generally affecting the economy, financial or securities markets;

●	the announcement of the transactions contemplated by the Merger Agreement;

●	any outbreak or escalation of war or any act of terrorism;

●	general conditions in the industry in which Valpey-Fisher operates;

▪
provided, however, that any event, change and effect referred to in the bulleted texts immediately above, other than that related to the announcement of the transaction, shall be taken into account in determining whether a material adverse effect on Valpey-Fisher has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Valpey-Fisher compared to other participants in the industries in which Valpey-Fisher conducts its business.

The Merger Agreement also contains customary representations and warranties made by CTS and Merger Sub. The representations and warranties relate to, among other things:

●	their proper organization, good standing and corporate power to operate their businesses;

●	their power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

●	the enforceability of the Merger Agreement against CTS and Merger Sub;

●	the absence of conflict with, or breach of, their organizational documents, applicable law or material agreements;

●	required consents and approvals of government entities as a result of the merger;

●	the accuracy and completeness of information CTS has supplied for inclusion in this proxy statement;

●	the sufficiency of funds to satisfy all obligations of CTS and Merger Sub set forth in the Merger Agreement;

●	absence of material litigation or outstanding court orders material to the ability of CTS or Merger Sub to consummate the merger; and

●	absence of ownership by CTS or Merger Sub of any shares of Valpey-Fisher common stock.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions, between November 17, 2011 and the completion of the merger we will:

●	conduct our business in the ordinary course of business substantially consistent with past practice; and

●
use its reasonable best efforts to preserve substantially intact our business organization, to keep available the services of our current officers and employees and to preserve our present relationship with customers, suppliers, distributors, licensors and licensees and other persons having business relationships with us.

We have also agreed that during the same time period, and subject to certain exceptions or unless CTS gives its prior written consent, we will not:

●	amend or propose to amend, our organizational documents;

●	split, combine or reclassify our equity securities;

●
repurchase, redeem, or otherwise, acquire or offer to repurchase, redeem or otherwise acquire, any of our equity securities, declare or pay dividends or distributions or enter into any contract with respect to the voting of any shares of our capital stock;

●
issue, sell, pledge, dispose of or encumber any of our shares of capital stock other than the issuance of shares of common stock upon exercise of any shares of our common stock options outstanding on November 17, 2011;

●	acquire, directly or indirectly, any capital stock or other equity or voting interest in any person;

●
except as required by applicable law or by any employee plan or agreement in effect on November 17, 2011, (i) increase the compensation payable to our directors, officers or employees, (ii) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of our past or present officers or employees, (iii) promote any officers or employees, except in connection with our compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any of our employee plans or make any contribution to any employee plan;

●	acquire, by merger, consolidation, acquisition of stock or assets, any business or person or division or make any loans, advances or capital contributions to or investments in any person;

●	transfer, license, sell, lease or otherwise dispose of any assets, except sale of inventory in the ordinary course of business or disposing of slow moving inventory not to exceed $100,000;

●
repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, or other rights to acquire any debt securities of Valpey-Fisher, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person, other than in connection with the financing of ordinary course trade payables consistent with past practice;

●	enter into or amend or modify in any material respect, or consent to the termination of any material agreement;

●
institute, settle or compromise any legal actions pending or threatened before, court or other governmental entity involving the payment of monetary damages of any amount exceeding $25,000 in the aggregate;

●	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

●
settle or compromise any material tax claim, audit or assessment, make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material tax returns or file claims for material tax refunds, or enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Valpey-Fisher or its prior subsidiaries;

●	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

●	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to our intellectual property; or

●	agree or commit to do any of the foregoing.

No Solicitation of Transactions

We have agreed that neither we nor our directors, officers or employees will, and we shall cause our respective representatives not to, directly or indirectly:

●
solicit, initiate or knowingly take any action to facilitate or encourage the submissions of any takeover proposal or the making of any proposal that could reasonably be expected to lead to any takeover proposal;

●
conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to us or our prior subsidiaries to, afford access to the business, properties, assets, books or records of Valpey-Fisher or any of our prior subsidiaries to, or assist, participate in, facilitate, or encourage an effort by a third party that is seeking to make or has made any takeover proposal;

●
amend or grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities or approve any transaction under or any third party becoming an “interested stockholder” under Section 3-601(e) of the Maryland General Corporation Law;

●
enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a takeover proposal;

●
recommend a takeover proposal, fail to recommend against acceptance of any tender offer or exchange offer for shares of our common stock within ten business days after commencement of such offer, make any public statement inconsistent with the Board’s recommendation as to approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement or resolve or agree to take any such actions;

●	fail to make, withdraw, amend, modify, or materially qualify, or agree to take any such action, in a manner adverse to CTS or Merger Sub, our Board’s:

▪	determination that the Merger Agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of Valpey-Fisher and our stockholders;

▪	approval of the Merger Agreement and the transactions contemplated therein, including the merger; or

▪	recommendation that our stockholders approve the Merger Agreement and the transactions contemplated therein, including the merger.

We will promptly advise CTS, in any event within twenty-four (24) hours, if we or our representatives receive any takeover proposal or any inquiry that would reasonably be expected to lead to a takeover proposal, any request for non-public information relating to us or any of our prior subsidiaries, or for access to our business, properties, assets, books or records or those of any of our prior subsidiaries by a third party, and to indicate in any such notice the identity of the third party making and details of the material terms and conditions of, any such takeover proposal, indication or request.  We have agreed to keep CTS fully informed on a current basis, of the status and material terms of any such takeover proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  We have further agreed to provide CTS with at least forty-eight hours prior notice of any meeting of our Board (or such lesser notice as is provided to the members of our Board) at which our Board is reasonably expected to consider any takeover proposal.  We must also promptly provide CTS with a list of any non-public information concerning our business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to CTS, copies of such information.

Notwithstanding the foregoing, prior to obtaining stockholder approval of the merger on substantially the same terms and conditions as set forth in the Merger Agreement, we are permitted to:

●
with respect to a person who has made a written bona fide unsolicited takeover proposal, participate in negotiations  or discussions with such a person, provided that prior to such discussions or negotiations our board of directors has determined in good faith, after consulting with outside legal counsel and our financial advisor, that such takeover proposal constitutes, or is reasonably expected to result in, a superior proposal;

●
with respect to a person who has made such a written takeover proposal, furnish or disclose any non-public information relating to us if, prior to taking such action, we have entered into an acceptable confidentiality agreement with the person making the takeover proposal;

●
following receipt of and on account of a superior proposal, withdraw, modify, qualify or amend, in a manner adverse to CTS, our Board’s approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; and/or

●	take any action that any court orders us to take:

▪
provided as to each of the above, our Board determines in good faith, after consultation with outside legal counsel that failure to take each action would reasonably be expected to cause our Board to be in breach of its fiduciary duties under applicable laws.

Our obligations with respect to solicitations of transactions shall not prohibit our Board from disclosing a position regarding a takeover proposal or the Merger Agreement and the transactions contemplated therein in accordance with the rules under the Securities Exchange Act of 1934, as amended.

At any time prior to obtaining stockholder approval of the merger in accordance with the Merger Agreement, we may withdraw, modify or amend in a manner adverse to CTS our Board’s approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement or enter into an agreement relating to a takeover proposal provided:

●
we promptly notify CTS, in writing, at least five business days before taking such actions of our intention to take such action with respect to a superior proposal, which notice shall state expressly that we have received a takeover proposal that our Board intends to declare a superior proposal and that our Board intends to make in a manner adverse to CTS or Merger Sub a change in our Board’s approval and recommendation of the merger , the Merger Agreement and the transactions contemplated by the Merger Agreement, and/or intends to enter into an agreement with respect to a takeover proposal;

●	we attach to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such superior proposal;

●
we use our reasonable best efforts to cause our representatives to, during the notice period, negotiate with CTS in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such takeover proposal ceases to constitute a superior proposal, if CTS, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the notice period, there is any material revision to the terms of a superior proposal, including, any revision in price, the notice period shall be extended, if applicable, to ensure that at least three (3) business days remains in the notice period subsequent to the time we notify CTS of any such material revision (it being understood that there may be multiple extensions)); and

●
our Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such takeover proposal continues to constitute a superior proposal after taking into account any adjustments made by CTS during the notice period in the terms and conditions of the Merger Agreement.

For purposes of the Merger Agreement, “takeover proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person or group other than CTS and its subsidiaries including Merger Sub, relating to:

●	any direct or indirect acquisition of our assets having a value of 15% or more of the fair market value of our assets; or to which 15% or more of our net revenues or net income are attributable;

●	any direct or indirect acquisition of 15% or more of our voting equity;

●	any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of our voting equity;

●	any merger, consolidation, other business combination, or other similar transaction involving us pursuant to which such person would own 15% or more of our assets, net revenues or net income; or

●	liquidation or dissolution (or adoption of a plan of liquidation or dissolution) by us or declaration or payment of an extraordinary dividend by us.

For purposes of the Merger Agreement, “superior proposal” means any bona fide written takeover proposal that our Board determines in good faith (after consultation with outside legal counsel and our financial advisor) is more favorable from a financial point of view to our stockholders taking into account (i) all financial considerations, (ii) the identity of the party making the takeover proposal, (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such takeover proposal, and (iv) the other terms and conditions of such takeover proposal and the implication thereof on Valpey-Fisher including relevant legal, regulatory and other aspects of such takeover proposal deemed relevant by our Board and any revisions to the terms of the Merger Agreement and the merger proposed by CTS during the notice period described above.

At any time prior to obtaining stockholder approval of the Merger Agreement, our board of directors may, in response to a superior proposal that did not result from any breach of the Merger Agreement, cause Valpey-Fisher to terminate the Merger Agreement in connection with Valpey-Fisher entering into a definitive agreement with respect to a superior proposal.  In such situation, we will be required to pay CTS a termination fee equal to 2% of the transaction value of the merger (approximately $388,000) and reimburse CTS for its expenses up to a maximum of $250,000, actually incurred prior to such termination.  See “The Merger Agreement – Fees and Expenses.”

Employee Benefits

For a period of one year following the effective time of the merger, CTS has agreed that it shall cause the surviving corporation to continue to provide the employees of Valpey-Fisher who continue to be employed by the surviving corporation with base salary, target bonus opportunities (excluding equity-based compensation) and employee benefits that are no less favorable in the aggregate than those provided by Valpey-Fisher to such employees immediately prior to the date of the Merger Agreement.

Furthermore, the surviving corporation and its affiliates will honor all of Valpey-Fisher’s benefit plans, including any severance, retention, change of control and similar plans, agreements and written arrangements, in accordance with their terms as in effect immediately prior to the closing of the merger, subject to any amendment or termination that may be permitted by such plans, agreements or written arrangements.

Under the employee benefit plans of the surviving corporation and its affiliates providing benefits to employees of Valpey-Fisher after the effective time of the merger, each employee of Valpey-Fisher will be credited with his or her years of service with Valpey-Fisher before the closing date of the merger, to the same extent that the employee was entitled, prior to the closing of the merger, to credit for such service under the corresponding Valpey-Fisher benefit plan, for purposes of eligibility and vesting (but not benefit accrual purposes), but shall not receive credit for any purposes where service credit for the applicable period was not recognized under the corresponding Valpey-Fisher plan, or to the extent such credit would result in a duplication of benefits.

Agreement to Take Further Action and to Use Reasonable Efforts

Upon the terms and conditions of the Merger Agreement, Valpey-Fisher, CTS and Merger Sub will each use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective and to satisfy all conditions to the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including:

●
obtaining all necessary permits, waivers, consents, approvals and actions or non-actions from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities,

●	obtaining all necessary consents or waivers from third parties,

●	executing and delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the Merger Agreement; and

●
in the event that any action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated thereby, Valpey-Fisher shall cooperate in all respects with CTS and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement; provided, however, that Valpey-Fisher shall not be required to expend more than $50,000 in such efforts.

In no event, however, shall CTS or its affiliates be required to, and Valpey-Fisher shall not, without the prior written consent of CTS, become subject to any requirements, conditions, limitations understandings, agreements or orders to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Valpey-Fisher, the surviving corporation, CTS, Merger Sub or any of their respective subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Valpey-Fisher, the surviving corporation, CTS, Merger Sub or any of their respective subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Valpey-Fisher, the surviving corporation, CTS, Merger Sub or any of their respective subsidiaries.

Takeover Statutes

In the event that any takeover statute is or becomes applicable to the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement, each of CTS, Merger Sub and Valpey-Fisher and their respective boards of directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms forth in the Merger Agreement and otherwise act to render such any takeover law inapplicable to the Merger Agreement and the merger.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver on or prior to the closing of the merger of each of the following mutual conditions:

●	receipt of Valpey-Fisher stockholder approval; and

●
no governmental entity shall have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that make illegal, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the Merger Agreement.

The obligations of CTS and Merger Sub to complete the merger are subject to the satisfaction or waiver on or prior to the closing of the merger of each of the following additional conditions:

●	the truth and correctness of our representations and warranties made in the Merger Agreement either in all respects or all material respects depending on the particular representation or warranty;

●	our performance and compliance, in all material respects, of all of our obligations, agreements and covenants, required to be performed by or complied with by us under the Merger Agreement;

●
since November 17, 2011, we shall not have experienced a material adverse effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us;

●
the receipt of a certificate signed on our behalf by our chief executive officer or chief financial officer as to the satisfaction of the foregoing conditions relating to the truth and correctness of our representations and warranties, the performance of our covenants and agreements in the Merger Agreement, the absence of any material adverse effect since November 17, 2011 on us and the absence of any event, changes or effects that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us; and

●	our directors have tendered their resignations as our directors effective at the effective time.

Our obligation to complete the merger is subject to the following additional conditions:

●
the truth and correctness of CTS’s and Merger Sub’s representations and warranties made in the Merger Agreement either in all respects or to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to be, individually or in the aggregate, material to CTS and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;

●
the performance and compliance, in all material respects, by CTS and Merger Sub of their obligations, agreements and covenants, required to be performed by or complied with by CTS and Merger Sub under the Merger Agreement; and

●
the receipt of a certificate signed on behalf of CTS by an officer of CTS as to the satisfaction of the foregoing conditions relating to the truth and correctness of CTS’s and Merger Sub’s representations and warranties and the performance of their obligations, agreements and covenants in the Merger Agreement.

Termination of the Merger Agreement

Valpey-Fisher, CTS and Merger Sub may agree in writing to terminate the Merger Agreement at any time without completing the merger, even after the stockholders of Valpey-Fisher have approved the Merger Agreement. The Merger Agreement may also be terminated in the following other circumstances:

●	by either CTS or Valpey-Fisher if:

▪
the closing of the merger has not occurred on or before January 31, 2012; provided that the right to terminate the Merger Agreement for this reason is not available to a party whose breach of any representation, warranty, covenant or agreement under the Merger Agreement or in the Stockholder Voting Agreement has been the cause of, or resulted in, the failure to consummate the merger by such date, which we refer to below as the “End Date;”

▪
any law prohibits consummation of the merger or if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and non-appealable, provided the right to terminate the Merger Agreement for this reason is not available to a party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in the issuance, enforcement or entry of, such law or order; or

▪	our stockholders do not vote to approve the Merger Agreement at the special meeting of the stockholders or at any adjournment or postponement thereof.

●	by CTS if:

▪
our Board fails to make, withdraws, modifies, amends or materially qualifies in a manner adverse to CTS or Merger Sub, the Board’s approval or recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

▪	we enter into or announce our intention to enter into any takeover proposal other than the merger;

▪	we breach or fail to perform our covenants related to non-solicitation of takeover proposals;

▪
our Board fails to reaffirm (publicly, if so requested by CTS) its approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement within five business days after the date a takeover proposal (or material modification thereto) is first publicly disclosed by us or the person making such takeover proposal;

▪
a tender offer or exchange offer relating to our common stock shall have been commenced by a person unaffiliated with CTS and we shall not have sent to our stockholders pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming our Board’s approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and recommending that stockholders reject such tender or exchange offer;

▪
any of Messrs. Valpey, Holsborg or Fleisher or MCRC breaches the Stockholder Voting Agreement by failing to vote to approve the merger at the special meeting or any adjournment or postponement thereof;

▪	we or our Board shall publicly announce its intentions to do any of the above; or

▪
we breach or fail to perform any of our representations, warranties, covenants or agreements in the Merger Agreement such that the applicable closing conditions to the Merger Agreement would not be satisfied, which breach has not been cured within thirty (30) days after notice from CTS of such breach or failure or such lesser period equal to the number of days to the End Date.

●	by Valpey-Fisher if:

▪
prior to the receipt of stockholder approval at the special meeting, our Board authorizes us, in full compliance with the terms of the Merger Agreement, to enter into an agreement (other than an acceptable confidential agreement) in respect of a superior proposal; provided, that we shall have paid any required termination fee described below; and provided further, that in the event of such termination, we substantially concurrently enter into such agreement with respect to a superior proposal; or

▪
notwithstanding stockholder approval at the special meeting, either CTS or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements in the Merger Agreement such that the applicable closing conditions to the Merger Agreement would not be satisfied, which breach has not been cured within thirty (30) days after notice from us of such breach or failure or such lesser period equal to the number of days to the End Date.

Fees and Expenses

Generally, the parties to the Merger Agreement are responsible for their own transaction expenses if either party terminates the Merger Agreement for any reason under the Merger Agreement; however, if the Merger Agreement is terminated under certain limited circumstances described below, then we have agreed to pay to CTS a termination fee equal to 2% of the transaction value of the merger (approximately $388,000) and to reimburse CTS for its expenses, up to a maximum of $250,000, actually incurred prior to said termination as follows:

●	Notwithstanding stockholder approval, CTS terminates the Merger Agreement because:

▪
our Board fails to make, withdraws, modifies, amends or materially qualifies in a manner adverse to CTS or Merger Sub, the Board’s approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

▪	we enter into or announce our intention to enter into any takeover proposal other than the merger;

▪	we breach or fail to perform our covenants related to non-solicitation of takeover proposals;

▪
our Board fails to reaffirm (publicly, if so requested by CTS) its approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement within five business days after the date the takeover proposal (or material modification thereto) is first publicly disclosed by Valpey-Fisher or the person making such takeover proposal;

▪
a tender offer or exchange offer relating to our common stock shall have been commenced by a person unaffiliated with CTS and we shall not have sent to our stockholders pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming our Board’s approval and recommendation of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and recommending that stockholders reject such tender or exchange offer;

▪
any of Messrs. Valpey, Holsborg or Fleisher or MCRC breaches the Stockholder Voting Agreement by failing to vote to approve the merger at the special meeting or any adjournment or postponement thereof; or

▪	we or our Board shall publicly announce its intentions to do any of the above.

●
we terminate the Merger Agreement prior to obtaining stockholder approval of the merger and concurrently with such termination enter into a definitive acquisition agreement providing for consummation of a superior proposal; or

●
prior to the time of stockholder approval of the merger, a takeover proposal is made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal and (i) CTS terminates the Merger Agreement because we breach or fail to perform any of our representations, warranties, covenants or agreements in the Merger Agreement such that the applicable closing conditions to the Merger Agreement would not be satisfied, which breach has not been cured within thirty (30) days after notice from CTS of such breach or failure or such lesser period equal to the number of days to the End Date, (ii) CTS or Valpey-Fisher terminates the Merger Agreement because the merger has not been consummated by the End Date, provided that stockholder approval has not been obtained, or (iii) our stockholders have not approved the merger at the special meeting or any adjournment or postponement, and within nine (9) months of the date the Merger Agreement is terminated we reach a definitive agreement to consummate, or consummate, a transaction contemplated by a takeover proposal whether or not it is the same takeover proposal; provided, however, that in this situation, references in the definition of “takeover proposal” to “15% or more” shall be “50% or more.”

Amendment and Waiver

The Merger Agreement may be amended prior to the effective time of the merger by mutual agreement of the parties.  However, after the Merger Agreement has been adopted by our stockholders, no amendment that requires further stockholder approval will be made to the Merger Agreement without such required further approval and such amendment has been duly authorized or approved by each of the parties to the Merger Agreement.  The Merger Agreement also provides that, at any time prior to the effective time of the merger, either CTS, or Merger Sub, on one hand, or Valpey-Fisher on the other hand, may extend the time for the performance of any obligations of the other party(ies), waive any inaccuracies in the representations and warranties of the other party(ies) or, unless prohibited by applicable law, waive compliance with any agreement of the other party(ies) or any condition to its own obligations contained in the Merger Agreement.

Voting Agreements

In connection with the Merger Agreement, three (3) members of our board of directors, Ted Valpey, Jr., Lawrence Holsborg and Eli Fleisher, acting solely in their capacities as Valpey-Fisher stockholders, and Massachusetts Capital Resource Company of which Richard Anderson, a member of our Board of Directors, is President, entered into substantially identical voting agreements with CTS, dated as of November 17, 2011, pursuant to which each of the stockholders agreed, among other things, to vote the shares of Valpey-Fisher’s common stock over which the stockholder exercises voting control (“voting shares”) in favor of the approval of the merger.  As of December 16, 2011, the record date for the special meeting, these voting shares represented approximately 36% of our common stock outstanding.

Each voting agreement requires the stockholder, among other things, to vote their voting shares in favor of approval of the merger and Merger Agreement and against (i) approval of any proposal made in opposition to, or in competition with, consummation of the merger and the transactions contemplated by the Merger Agreement, (ii) any other action, proposal, transaction, or agreement that could reasonably be expected to offer, exchange, assign, give or impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger, or fulfillment of CTS’s, Valpey-Fisher’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Valpey-Fisher, and (iii) any takeover proposal, other than the takeover proposal contemplated by the Merger Agreement.  In addition, each stockholder granted representatives of CTS a limited irrevocable proxy to vote the stockholder’s shares of Valpey-Fisher common stock in favor of approval of the Merger Agreement and against any takeover proposal or other matter that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger.

Each stockholder agreed not to, directly or indirectly, (i) transfer, sell, pledge, or otherwise dispose of or encumber any of the voting shares, other than transfers by testamentary or intestate succession or otherwise by operation of law, or enter into any contract, option or other agreement with respect to, or consent to, a transfer of, any of the voting shares or stockholder’s voting or economic interest therein, or (ii) grant any proxies with respect to the voting shares, deposit any of the voting shares into a voting trust or enter into an arrangement with respect to the voting shares other than agreements entered into with CTS.

The voting agreement and all obligations of the stockholder and CTS under the voting agreement will automatically terminate upon the earlier to occur of (i) the effective time of the merger and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement as Annex B, which we incorporate by reference into this document.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 2)

The Merger-Related Executive Compensation Arrangements Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an non-binding advisory basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger – Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger – Change in Control Severance Agreements – Golden Parachutes.”

We are asking our stockholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger.  These payments are set forth in the table entitled “Golden Parachute Compensation” in the section of this proxy statement entitled “The Merger – Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger – Change in Control Severance Agreements – Golden Parachutes” and the accompanying footnotes.  The change in control severance agreements with our three named executive officers are described in detail in the section of this proxy statement entitled “The Merger – Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger – Change in Control Severance Agreements.”  Since 2008, change in control severance agreements, which have been periodically extended and otherwise amended, have formed part of Valpey-Fisher’s compensation program for such executives and have been disclosed to our stockholders in our annual proxy statement.  The change in control severance agreements with Messrs. Ferrantino, Kroll and Oliwa pursuant to which the payments set forth in the table entitled “Golden Parachute Compensation” described above were approved by the Board including the vote of all of the independent directors and are believed to be reasonable.

Stockholders should note that this proposal is merely an advisory vote which will not be binding on Valpey-Fisher, the Board, CTS or the surviving corporation.  Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval.  Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the various change-in-control payments in accordance with the terms and conditions applicable to those payments.

The non-binding, advisory vote on certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting.

The Board believes that it is in the best interests of Valpey-Fisher and its stockholders to approve the non-binding advisory vote regarding certain merger-related executive compensation arrangements.

The Board recommends that you vote “FOR” the non-binding advisory vote (set forth in the resolution immediately below) regarding certain merger-related executive compensation arrangements.

“RESOLVED, that the stockholders of Valpey-Fisher, approve solely on an advisory basis, the golden parachute compensation which may be paid to Valpey-Fisher’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger – Interests of Valpey-Fisher’s Directors and Executive Officers in the Merger – Change in Control Severance Agreements – Golden Parachutes” in the Valpey-Fisher’s proxy statement for the special meeting.”

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 3)

The Adjournment or Postponement of the Special Meeting Proposal

Valpey-Fisher is asking its stockholders to vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

Approval of this proposal required the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting.

Our Board unanimously recommends that stockholders vote “FOR” the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the NASDAQ under the symbol “VPF.”  The following table sets forth the intraday high and low sales prices per share of our common stock on each of those markets for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2009
1st Quarter	$1.95	$0.91
2nd Quarter	1.58	1.00
3rd Quarter	1.60	1.10
4th Quarter	1.59	1.20
Fiscal Year Ended December 31, 2010
1st Quarter	1.68	1.25
2nd Quarter	2.85	1.54
3rd Quarter	2.75	1.55
4th Quarter	4.50	2.24
Fiscal Year Ended December 31, 2011
1st Quarter	4.47	2.81
2nd Quarter	3.66	2.67
3rd Quarter	3.00	2.16
4th Quarter (through [●], 2011)

On November 16, 2011., the last trading day before the announcement of the execution of the Merger Agreement, the closing price for our common stock was $2.55 per share.  On December 16, 2011, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ was $[●] per share.  You are encouraged to obtain current market quotations for Valpey-Fisher common stock in connection with voting your shares.

No dividends have been paid on our common stock since October 17, 2008.  We are currently restricted by the terms of the Merger Agreement from paying cash dividends.

As of December 16, 2011, the record date for the special meeting, there were approximately 850 beneficial holders and 551 registered holders of record of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 16, 2011, the record date for the special meeting, the amount and percentage of our outstanding common stock beneficially owned by:

●	each of our directors;

●	our Chief Executive Officer and the next two most highly compensated current executive officers;

●	all of our directors and executive officers as a group; and

●	all persons, to our knowledge, beneficially owning more than five percent of our common stock.

Unless otherwise noted in the table, the address for each stockholder is in care of Valpey-Fisher Corporation at 75 South Street, Hopkinton, MA 01748.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares of Common Stock Beneficially Owned (1)
Mary R. and Emile Vaccari
508 40th Street
Union City, NJ 07087	311,100		7.2%

Robert W. Valpey
Route 25
P.O. Box 249
Center Harbor, NH 03226	290,254	(2)(3)	6.7%

Ted Valpey, Jr.
15 Bayview Road
Dover, NH 03820	1,143,552	(4)	26.3%

Other Directors and Executive Officers

Mario Alosco	10,374	(5)	Less than 1%
Gary Ambrosino	8,667	(6)	Less than 1%
Richard W. Anderson	143,062	(7)	3.3%
Michael J. Ferrantino, Jr.	124,005	(8)	2.8%
Eli Fleisher	158,312	(9)	3.6%
Lawrence Holsborg	167,774	(10)	3.8%
Steven Schaefer	6,667	(11)	Less than 1%
Michael J. Kroll	127,837	(12)	2.9%
Walt Oliwa	51,481	(13)	1.2%

Directors and Executive Officers as a Group
(consisting of 10 individuals)	1,941,731	(4-14)	42.0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to shares of common stock including those shares that the person has the right to acquire within 60 days after December 16, 2011, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable within 60 days of December 16, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person.  Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 150,000 shares, as to which Mr. Robert Valpey disclaims beneficial ownership, held by a trust of which he is one of four trustees.

(3)	Includes 1,500 shares jointly owned by Mr. Robert Valpey’s wife.

(4)	Includes 1,023,552 shares are held in the Theodore S. Valpey Revocable Trust and 120,000 shares in the Theodore S. Valpey, Jr. IRA Rollover.

(5)
As required by rules of the Securities and Exchange Commission (“SEC”), includes 10,374 shares which Mr. Alosco has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(6)
As required by rules of the Securities and Exchange Commission (“SEC”), includes 6,667 shares which Mr. Ambrosino has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(7)
Includes 127,500 shares of Common Stock held by Massachusetts Capital Resource Company as to which Mr. Anderson disclaims beneficial ownership.  By virtue of his position as President and Chief Investment Officer of Massachusetts Capital Resource Company, Mr. Anderson has shared power to vote the shares of the Company owned by Massachusetts Capital Resource Company.  As required by SEC rules, includes 15,562 shares which Mr. Anderson has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(8)	As required by SEC rules, includes 78,546 shares which Mr. Ferrantino has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(9)
Includes 2,250 shares owned by Mr. Fleisher’s wife as to which he disclaims beneficial ownership.  As required by SEC rules, includes 3,112 shares which Mr. Fleisher has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(10)	As required by SEC rules, includes 10,374 shares which Mr. Holsborg has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(11)
As required by rules of the Securities and Exchange Commission (“SEC”), includes 6,667 shares which Mr. Schaefer has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(12)
Includes 21,050 shares jointly owned by Mr. Kroll’s wife and, as required by SEC rules, 91,183 shares which Mr. Kroll has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(13)	As required by SEC rules, includes 51,481 shares which Mr. Oliwa has, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options.

(14)
As required by SEC rules, includes an aggregate of 273,966 shares which such persons have, or will have within 60 days after December 16, 2011, the right to acquire upon the exercise of stock options, as described in footnotes 4 through 12.

OTHER MATTERS

Submission of Stockholder Proposals

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders.  However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2012 annual meeting, it must be received by us for inclusion in our proxy statement and proxy relating to that meeting no later than November 25, 2011, and must otherwise be in compliance with applicable SEC regulations.  If the date of the 2012 annual meeting, if any, is changed by more than 30 days from [●], 2012, then in order to be considered for inclusion in Valpey-Fisher’s proxy materials, proposals of stockholders intended to be presented at the 2012 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2012 annual meeting.

The SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting.  The discretionary voting deadline for our 2012 annual meeting is February 8, 2012, or if the date of the 2012 annual meeting, if any, is changed by more than 30 days from [●], 2012, a reasonable time before we mail our proxy materials for the 2012 annual meeting.  If a stockholder gives notice of such a proposal after the discretionary voting deadline, Valpey-Fisher’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2012 annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Valpey-Fisher files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Valpey-Fisher’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Valpey-Fisher Corporation, 75 South Street, Hopkinton, MA 01748, Attention: Secretary.  No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.  This proxy statement is dated December [●], 2011.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Mario Alosco
Secretary
December [●], 2011

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CTS CORPORATION,

VF ACQUISITION CORP.,

and

VALPEY-FISHER CORPORATION

DATED AS OF

NOVEMBER 17, 2011

i

COMPANY DISCLOSURE LETTER

Section 3.02(b)(i)	--	Company Stock Options
Section 3.02(b)(ii)	--	Company Stock Option Contracts
Section 3.03(b)	--	Non-Contravention
Section 3.03(c)	--	Governmental Entity Consents
Section 3.04(d)	--	Disclosure Controls and Procedures
Section 3.04(e)	--	Undisclosed Liabilities
Section 3.05(b)	--	Absence of Certain Changes or Events
Section 3.06(h)	--	Consolidated Groups
Section 3.07(a)	--	Company Owned IP

ii

Section 3.07(d)	--	Company IP Agreements
Section 3.07(f)	--	IP Legal Actions and Orders
Section 3.12(a)	--	Company Employee Plans
Section 3.12(c)	--	Amendment of Company Employee Plans
Section 3.12(j)	--	Effect of Transaction
Section 3.13(a)	--	Owned Real Estate
Section 3.13(b)	--	Leased Real Estate
Section 3.13(c)	--	Personal Property
Section 3.14(c)	--	Environmental Matters
Section 3.15(b)	--	Material Contracts
Section 5.01	--	Conduct of Business
Section 5.08	--	Indemnification
Section 5.08(c)	--	Insurance Premiums
Section 5.14	--	Executive Arrangements
Section 6.01	--	Required Consents, Approvals and Authorizations

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of November 17, 2011, by and among Valpey-Fisher Corporation, a Maryland corporation (the “Company”), CTS Corporation, an Indiana corporation (“Parent”), and VF Acquisition Corp., a Maryland corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Controlling Stockholders of the Company have entered into a Voting Agreement (the “Stockholder Voting Agreement”) concurrently with the execution and delivery of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement with Parent and Merger Sub and the transactions contemplated hereby, including the Merger on substantially the same terms and conditions set forth in this Agreement, are fair to, and in the best interests of, the Company's stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger on substantially the same terms and conditions set forth in this Agreement, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to direct that the Merger be submitted to the stockholders for consideration and to recommend approval of the Merger by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, on substantially the same terms and conditions set forth in this Agreement, unanimously declared the Merger advisable and approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger on substantially the same terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
THE MERGER

Section 1.01.The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law, as amended (the “MD Code”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the MD Code as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02.  Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 11:59 p.m. (Eastern Time), as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Ice Miller LLP, One American Square, Suite 2900, Indianapolis, Indiana 46282-0200, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) in accordance with the relevant provisions of the MD Code and all applicable Laws and shall make all other filings or recordings required under the MD Code and other applicable Laws. The Merger will become effective at such time as the Articles of Merger have been duly filed with SDAT or at such later date or time (not to exceed 30 days after the Articles of Merger are accepted of record) as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the MD Code (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04.  Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MD Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05.   Charter; Bylaws.  At the Effective Time, (a) the charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the charter of the Surviving Corporation or as provided by applicable Law.

Section 1.06.   Directors and Officers.  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01.   Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 2.01(a)) will be converted into the right to receive Four Dollars and Fifteen Cents ($4.15) in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.05 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02.   Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”).  On and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments.  If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.  The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares.  Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.  Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.03.   Withholding Rights.  Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law.  Notwithstanding the foregoing, additional withholding or deduction will not be implemented with respect to a United States real property holding corporation (Section 897(c) of the Code) if (i) the Person does not hold more than five percent of the outstanding Company Common Stock or (ii) has delivered a non foreign affidavit dated as of the Effective Date, sworn under the penalty of perjury and in the form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code as provided by the Exchange Agent.  To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, the affected holder of shares of Company Common Stock shall be notified by information return or other written notice and such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.04.   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in a reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of capital stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.05.   Treatment of Stock Options and Other Stock-based Compensation.

(a) To the extent required by the applicable Company Stock Plans, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.03 (the “Option Consideration”).

(b) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.05.

(c) The Option Consideration shall be paid by the Surviving Corporation to each holder of a Company Stock Option entitled thereto in full satisfaction of all rights of such holder under such Company Stock Options as promptly as practicable following the Effective Time upon surrender of such holder's Company Stock Option agreement(s) to Parent and execution of a receipt and such other documents as the Surviving Corporation shall reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01.   Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not be, individually or in the aggregate, material.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the charter (including any certificate of designations), bylaws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company.  The Company is not in violation of any of the provisions of its Charter Documents.

(c) Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board since January 1, 2006.

(d) Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02.   Capital Structure.

(a) Capital Stock.  The authorized capital stock of the Company consists of: (i) Ten Million (10,000,000) shares of Company Common Stock and (ii) One Million (1,000,000) shares of preferred stock.  As of the date of this Agreement, (x) Four Million Three Hundred Fifty Thousand Two Hundred Six (4,350,206) shares of Company Common Stock were issued and outstanding, (y) no shares of preferred stock were issued and outstanding and (z) no shares of Company Common Stock were issued and held by the Company in its treasury.  All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b) Stock Options.

(i) As of the date of this Agreement, an aggregate of 469,872 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options granted under the Company Stock Plans.  Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Stock Option granted under the Company Stock Plans and (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, (C) the exercise price, purchase price or similar pricing of such Company Stock Option, (D) the date on which such Company Stock Option was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Stock Option is vested and exercisable as of the date hereof, and (F) the date on which such Company Stock Option expires.  All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Stock Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).  Other than the Company Stock Options, as of the date hereof, there are no outstanding (A) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).  All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Securities.  The Company is not a party to any voting agreement with respect to any Company Securities.

(c) Voting Debt.  No bonds, debentures, notes or other indebtedness issued by the Company (i) having the right to vote on any matters on which stockholders or equityholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company, are issued or outstanding (collectively, “Voting Debt”).

Section 3.03.   Authority; Non-contravention; Governmental Consents.

(a) Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, approval of the Merger by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote.  The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to be, individually or in the aggregate, material.

(c) Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the SDAT; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations adopted thereunder, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ (“Nasdaq”); (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (v) such other Consents which if not obtained or made would not reasonably be expected to be, individually or in the aggregate, material.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 3-105 of the MD Code) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger on substantially the same terms and conditions set forth in this Agreement, in accordance with the MD Code, (iii) directed that the Merger contemplated by this Agreement be submitted to Company’s stockholders for approval, and (iv) resolved to recommend that Company stockholders approve the Merger set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 3-601 of the MD Code) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in Section 3-601 of the MD Code applicable to a “business combination” (as defined in such Section 3-601) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04.   SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2008 (the “Company SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its prior consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2010, contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”.  Except as set forth in Section 3.04(e) of the Company Disclosure Letter, neither the Company nor any of its prior Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to be, individually or in the aggregate, material.

(f) Off-balance Sheet Arrangements. Neither the Company nor any of its prior Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its prior Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its prior Subsidiaries in the Company’s or such prior Subsidiary’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company does not have outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to be, individually or in the aggregate, material.

Section 3.05.   Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) except as set forth in Section 3.05(b) of the Company Disclosure Letter, any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06.   Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its prior Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them.  Such Tax Returns are true, complete and correct in all material respects.  Neither Company nor any of its prior Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes due and owing by the Company or any of its prior Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s Financial Statements (in accordance with GAAP).  The Company’s most recent Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its prior Subsidiaries through the date of such Financial Statements.  Neither the Company nor any of its prior Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent Financial Statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its prior Subsidiaries for any Tax period ending after December 31, 2007.

(c) Withholding. The Company and each of its prior Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its prior Subsidiaries remains unpaid.  There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its prior Subsidiaries.  There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its prior Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its prior Subsidiaries do not file Tax Returns that the Company or any of its prior Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its prior Subsidiaries has requested or is the subject of or is specifically named and bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability and Tax Agreements.  Except as set forth in Section 3.06(h) of the Company Disclosure Letter, neither the Company nor any of its prior Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Company or any of its prior Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(i) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k) Ownership Changes.   The Company has no net operating loss carryforwards.

(l) US Real Property Holding Corporation.  The Company satisfies the requirements of  Treasury Reg. Section 1.897-9T(d)(2).

(m) Section 355. Neither the Company nor any of its prior Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n) Reportable Transactions. Neither the Company nor any of its prior Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07.   Intellectual Property.

(a) Certain Company Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material.

(c) Validity and Enforceability. The Company's rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to be, individually or in the aggregate, material.  The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to be, individually or in the aggregate, material.

(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company under any of the Company IP Agreements, except as would not reasonably be expected to be, individually or in the aggregate, material.

(e) Non-Infringement. Except as would not be reasonably be expected to be, individually or in the aggregate, material, (i) the conduct of the businesses of the Company has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f) IP Legal Actions and Orders. Except as set forth in Section 3.07(f) of the Company Disclosure Letter, there are no Legal Actions pending or threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company's rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to be, individually or in the aggregate, material.  The Company is not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to be, individually or in the aggregate, material.

Section 3.08.   Compliance; Permits.

(a) Compliance. The Company and each of its prior Subsidiaries is and, since January 1, 2008, has been in compliance with, all Laws or Orders applicable to the Company or any of its prior Subsidiaries or by which the Company or any of its prior Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to be, individually or in the aggregate, material.  Since January 1, 2008, no Governmental Entity has issued any notice or notification stating that the Company or any of its prior Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to be, individually or in the aggregate, material.

(b) Permits. The Company holds, to the extent legally required to operate its businesses as such business is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to be, individually or in the aggregate, material.  No suspension or cancellation of any Permits of the Company is pending or threatened, except for any such suspension or cancellation which would not reasonably be expected to be, individually or in the aggregate, material.  The Company is and, since January 1, 2008, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to be, individually or in the aggregate, material.

Section 3.09.   Litigation.  Except as set forth in Section 3.07(f) of the Company Disclosure Letter, as of the date hereof, there is no claim, action, suit, arbitration, proceeding or governmental investigation (each, a “Legal Action”), pending, or threatened against the Company or its properties or assets or any executive officer or director of the Company in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $50,000, and (b) does not seek material injunctive or other material non-monetary relief.  The Company is not subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to be, individually or in the aggregate, material.  As of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

Section 3.10.   Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.11.   Related Party Transactions.  No executive officer or director of the Company or any person owning 5% or more of the shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.12.   Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant or director of the Company (each, a “Company Employee”), or with respect to which the Company has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents.  The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor has any such revocation been threatened, and as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company has timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by GAAP; (iv) except to the extent set forth on Section 3.12(c) of the Company Disclosure Letter or as otherwise limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance  with its terms, without  material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vi) the Company has not engaged in a transaction for which the Company is subject to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations.  No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations) or in good faith compliance where IRS guidance allows 409A compliance to be satisfied by maintenance in good faith.

(i) Health Care Compliance. The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of  5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Other than as set forth on Section 3.12(j) of the Company Disclosure Letter, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) in all reasonable likelihood, result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(k) Employment Law Matters. The Company: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to be, individually or in the aggregate, material.

(l) Labor.  The Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its operations.  No material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and no material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years.  As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any Company Employees.  As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to be, individually or in the aggregate, material.

Section 3.13.   Real Property and Personal Property Matters.

(a) Owned Real Estate.  Except as set forth in Section 3.13(a) of the Company Disclosure Letter, and except as would not reasonably be expected to be, individually or in the aggregate, material, the Company has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens.  Section 3.13(a) of the Company Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate.  As of the date hereof, the Company (i) does not currently lease all or any part of the Owned Real Estate and (ii) has not received written notice of any pending, and there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.

(b) Leased Real Estate. Except as would not reasonably be expected to be, individually or in the aggregate, material, the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens.  Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto.  Except as would not reasonably be expected to be, individually or in the aggregate, material, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease.  The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has it entered into with any other Person any sublease, license or other agreement that is material to the Company, and that relates to the use or occupancy of all or any portion of the Leased Real Estate.  The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Personal Property. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, and except as would not reasonably be expected to be, individually or in the aggregate, material, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 3.14.   Environmental Matters.  The representations and warranties in this Section 3.14 are the Company’s exclusive representations and warranties as to environmental matters.  Except as set forth in Section 3.14(c) of the Company Disclosure Letter or except for such matters as would not reasonably be expected to be, individually or in the aggregate, material:

(a) The Company and its prior Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its prior Subsidiaries as currently conducted.

(b) Neither the Company nor any of its prior Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Neither the Company nor any of its prior Subsidiaries has received written notice of and there is no Legal Action pending or threatened against the Company or any of its prior Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.  Neither the Company nor any of its prior Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15.   Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $100,000;

(iii) any Contract providing for indemnification or any guaranty by the Company that is material to the Company, other than (x) any guaranty by the Company of any of the obligations of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company after the date of this Agreement of assets with a fair market value in excess of $25,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company;

(vii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Company;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables;

(x) any employee collective bargaining agreement or other Contract with any labor union;

(xi) any other Contract under which the Company is obligated to make payment or incur costs in excess of $25,000 in any year and which is not otherwise described in clauses (i)–(x) above;

(xii) any Contract which is not otherwise described in clauses (i)-(xi) above that is material to the Company and listed on Section 3.15(b) of the Company Disclosure Letter; or

(xiii) any Company IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.  The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Company nor any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 3.16.   Proxy Statement.  None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement.  The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.17.   Fairness Opinion.  The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01. Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02.   Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining approval of the sole stockholder of Merger Sub and filing the Articles of Merger pursuant to the MD Code.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the articles of incorporation or charter, as applicable, or bylaws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to be, individually or in the aggregate,  material to Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with SDAT and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (iv) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03.   Proxy Statement.  None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.04.   Financial Capability.  Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.05.   Legal Proceedings.  As of the date hereof, there is no pending or threatened Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to be material to Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06.   Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

ARTICLE V
COVENANTS

Section 5.01.   Conduct of Business of the Company.  The Company shall, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its charter or bylaws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any Company Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c) issue, sell, pledge, dispose of or encumber any Company Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Stock Options outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms;

(d) acquire, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(e) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(f) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $25,000 in the aggregate;

(g) (i) transfer, license, sell, lease or otherwise dispose of any assets, except sale of inventory in the ordinary course of business or disposing of slow moving inventory not to exceed $100,000, (whether by way of merger, consolidation, sale of stock or assets, or otherwise), provided, that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(i) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(j) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company of any amount exceeding $25,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided, that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(k) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its prior Subsidiaries;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 3-602 of the MD Code, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(o) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP, other than in the ordinary course of business consistent with past practice; or

(p) agree or commit to do any of the foregoing.

Section 5.02.   Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.  Neither Parent, Company, Merger Sub, or their respective Subsidiaries, or Affiliates shall make, or be permitted to make, any election under Section 338 of the Code, with respect to the Merger or other transactions contemplated under this Agreement.

Section 5.03.   Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its prior Subsidiaries, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company and its prior Subsidiaries as Parent may reasonably request from time to time.  The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 15, 2011, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04.   No Solicitation.

(a) The Company shall not and shall not authorize or permit its directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its prior Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its prior Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 3-601(e) of the MD Code, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”).  Subject to Section 5.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”).  The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its prior Subsidiaries that was furnished by or on behalf of the Company and its prior Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.04(a), prior to the receipt of the Company Requisite Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its prior Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.  Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal if required by applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its prior Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its prior Subsidiaries by any third party.   In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request.  The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Except as set forth in this Section 5.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into a Company Acquisition Agreement.  Notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

Section 5.05.   Stockholders Meeting; Preparation of Proxy Materials.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting.  Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation.  Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval.  The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub.  Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Company, after consultation with its outside legal counsel, in order to comply with applicable Law).  Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) calendar days from the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it and the negotiations leading up to this Agreement and the transactions contemplated hereby required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement.  The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).  The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.  The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.  The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 5.06.   Notices of Certain Events.  The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) of this Agreement (in the case of the Company) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.  In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.  This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.07.   Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Company on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company as if such service were with Parent, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Parent Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

(c) This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07.  Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(d) With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 5.08.   Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its prior Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party to the same extent  provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its prior Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its prior Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of one hundred seventy-five percent (175%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.08(c) of the Company Disclosure Letter (the “Maximum Premium”).  If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09.   Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to expend more than $50,000 in such efforts.  Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 5.10.   Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent.  Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.11.   Takeover Statutes.  If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12.   Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.13.   Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.14.   Executive Arrangements.   Following the Effective Time, Parent shall cause the Surviving Corporation to perform its payment obligations to the individuals and in the amounts set forth in Section 5.14 of the Company Disclosure Letter pursuant to the terms of the executive arrangements with such individuals.

ARTICLE VI
CONDITIONS

Section 6.01.   Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Articles of Merger with the SDAT) shall have been obtained, free of any condition that would reasonably be expected to be material to any party’s ability to consummate the transactions contemplated by this Agreement.

Section 6.02.   Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10) set forth in Article III of this Agreement, to the extent qualified by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially” shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and, to the extent not so limited, shall be true and correct in all material respects, in each case, (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence), and Section 3.02(b)(i) (first sentence), shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.

(e) Director Resignations.   The directors of the Company shall have tendered their resignations as directors effective at the Effective Time.

Section 6.03.   Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to be, individually or in the aggregate, material to Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01.   Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 7.02.   Termination By Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before January 31, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement or in the Stockholder Voting Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 7.03.   Termination By Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, (vi) any of the Controlling Stockholders breaches the Stockholder Voting Agreement by failing to vote to approve the Merger at the Company Stockholders Meeting, or (vii) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.03(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Parent shall have given the Company at least thirty (30) days (or such lesser period equal to the number of days to the End Date) written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided, further, that the cure period provided by this Section 7.03(b) shall not require the Merger to be consummated later than the End Date.

Section 7.04.   Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least thirty (30) days (or such lesser period equal to the number of days to the End Date) written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b).

Section 7.05.   Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party.  If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06.   Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement; provided, that the Company shall not be required to pay any of Parent's Expenses exceeding $250,000.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus, Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement; provided, that the Company shall not be required to pay any of Parent's Expenses exceeding $250,000.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 7.02(a) hereof and provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within nine (9) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement that do not exceed $250,000 (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead).  If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within nine (9) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement.  If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal.  Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.  The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07.   Amendment.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.08.   Extension; Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.   Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 1.03.

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Indianapolis, Indiana are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.03.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Agreement” means any Contract between the Company and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Advisor” means Shasta Partners, LLC.

“Company Financial Statements” means the audited consolidated balance sheets of the Company at December 31, 2010 and 2009 and the related audited consolidated statements of operations and cash flows for the fiscal years ended on December 31, 2010 and 2009, including the related notes thereto.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company is a party or under which the Company is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Company operates; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Proxy Statement” has the meaning set forth in Section 3.16.

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Stock Option” has the meaning set forth in Section 2.05(a).

“Company Stock Plans” means any compensatory plan, contract or arrangement to which officers, directors, employees or other persons may acquire any shares of capital stock or other equity security of the Company, including the 1999 Stock Option Plan, the 2001 Stock Option Plan, the 2003 Stock Option Plan, and any award issued thereunder or relating thereto, in each case as amended.

“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Controlling Stockholders” means, collectively, Ted Valpey, Jr., Lawrence Holsborg, Eli Fleisher and Massachusetts Capital Resource Company, a Massachusetts limited partnership.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Expenses”  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Entity”  has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Indemnifying Parties” has the meaning set forth in Section 5.08(b).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any executive officer or director, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.08(c).

“MD Code” has the meaning set forth in Section 1.01.

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Notice Period” has the meaning set forth in Section 5.04(d).

“Order” has the meaning set forth in Section 3.09.

“Owned Real Estate” shall mean any real estate owned in fee by Company, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.07(b).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).

“SDAT” has the meaning set forth in Section 1.03.

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Stockholder Voting Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company (excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means cash equal to two percent (2%) of the sum of (i) the Merger Consideration multiplied by the number of issued outstanding shares of Company Stock that would be entitled to Merger Consideration and (ii) the aggregate amount equal to the excess, if any, of the Merger Consideration over the per share exercise price under each Company Stock Option outstanding.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

Section 8.02.   Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Exhibit or Section of the Company Disclosure Letter, such reference shall be to a Section of, Exhibit to or Section of the Company Disclosure Letter of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  A reference in this Agreement to $ or dollars is to U.S. dollars.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03.   Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.  The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04.   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Indiana.

Section 8.05.   Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State Courts in Indiana, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Indiana Northern District Court.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06.   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07.   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	CTS Corporation 905 West Boulevard North Elkhart, Indiana 46514 Attention: Vinod M. Khilnani Facsimile: (574) 294-6151

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282-0200 Attention: Stephen J. Hackman Facsimile: (317) 592-4666

If to the Company, to:	Valpey-Fisher Corporation 75 South Street Hopkinton, MA 01748 Attention: Michael J. Kroll Facsimile: (508) 435-5289

with a copy (which will not constitute notice to the Company) to:	Shapiro Forman Allen & Sava LLP 380 Madison Avenue New York, NY 10017 Attention: Joan Dacey-Seib Facsimile: (212) 883-1941

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08.   Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement, the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter) and the Confidentiality Agreement, the statements in the body of this Agreement will control.

Section 8.09.   No Third Party Beneficiaries.  Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10.   Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11.   Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned Subsidiaries.   No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12.   Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13.   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Indiana or any Indiana state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14.   Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“THE COMPANY” VALPEY-FISHER CORPORATION
By /s/ Michael J. Ferrantino, Jr., Michael J. Ferrantino, Jr., President and Chief Executive Officer

Signature Page to Merger Agreement

“PARENT” CTS CORPORATION
By /s/ Vinod M. Khilnani Vinod M. Khilnani, Chairman, President and Chief Executive Officer

Signature Page to Merger Agreement

“MERGER SUB” VF ACQUISITION CORP.
By /s/ Vinod M. Khilnani Vinod M. Khilnani, President

Signature Page to Merger Agreement

                                                                                                       ANNEX B

FORM OF

VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement"), dated as of November 17, 2011 between the undersigned stockholder, an individual residing in __________________ ("Stockholder") of Valpey-Fisher Corporation, a Maryland corporation (the "Company"), and CTS Corporation, an Indiana corporation ("Parent").

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and VF Acquisition Corp., a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement; and

WHEREAS, as a material inducement for Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.05 per share, of the Company ("Company Common Stock") beneficially owned by Stockholder and set forth below Stockholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock described in Section 6 hereof, the "Shares").

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                       Definitions.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2.                       Representations of Stockholder.  Stockholder represents and warrants to Parent that:

(a) (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b) Stockholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, "Options").

(c) Stockholder has full power and authority and the legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder's obligations hereunder (including the proxy described in Section 3(b) below).  This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and by general principles of equity.

(d) None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder's property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement.  No consent of Stockholder's spouse, if any, is necessary under any "community property" or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

Section 3.                       Agreement to Vote Shares; No Opposition; Irrevocable Proxy.

(a) During the term of this Agreement, Stockholder shall, and shall cause any holder of record of Shares to, vote the Shares or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Takeover Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's or Merger Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company's Charter Documents).

(b) Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a).  This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Notwithstanding the foregoing, the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares.  The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

Section 4.                       No Voting Trusts or Other Arrangement.  Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

Section 5.                       Transfer and Encumbrance.  Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, give or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder's voting or economic interest therein.  Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void.  This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any member of Stockholder's immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder's immediate family, or upon the death of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, in a form reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 6.                       Additional Shares.  Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, but excluding shares of Company Common Stock underlying unexercised Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

Section 7.                       Termination.  This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

Section 8.                       No Agreement as Director.  Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as a director of the Company, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder's capacity as such a director, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder's fiduciary duties as a director to the Company or its stockholders.

Section 9.                       Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages.  Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law.  Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

Section 10.                       Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof.  This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 11.                       Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to Parent:	CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514
Attention: Vinod M. Khilnani
Facsimile: (574) 294-6151

Copy to:	Ice Miller LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282-0200
Attention: Stephen J. Hackman
Facsimile: (317) 592-4666

If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

Copy to:	Shapiro Forman Allen & Sava LLP
380 Madison Avenue
New York, NY 10017
Facsimile: (212) 883-1941
Attention: Joan Dacey-Seib

Section 12.                       Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Indiana.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the State Courts in Indiana, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Indiana Northern District Court.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12(c).

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 12(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

"PARENT" CTS CORPORATION
By____________________________ Name______________________ Title_______________________

Signature Page to Voting Agreement
S-1

"STOCKHOLDER" ________________________________

Name______________________

Number of Shares of Company
Common Stock Beneficially
Owned as of the Date of this
Agreement:_________________

Number of Options Beneficially
Owned as of the Date of this
Agreement:_________________

Address:
__________________________
__________________________
__________________________

Fax:_______________________

Signature Page to Voting Agreement
S-2

Annex C

SHASTA OPINION

Shasta Partners, LLC 330 Bear Hill Road Waltham, MA 02451 781-890-6212 Tel 781-890-6201 Fax

PERSONAL AND CONFIDENTIAL

November 16, 2011

The Board of Directors
Valpey-Fisher Corporation
75 South Street
Hopkinton, MA 01748

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $.05 per share (the “Shares”), of Valpey-Fisher Corporation (the "Company") of the $4.15 per Share in cash proposed to be received by holders of Shares in the Merger (as defined below) pursuant to an Agreement and Plan of Merger, dated as of November 17, 2011 (the “Agreement”), among CTS Corporation (“CTS”), VF Acquisition Corp, an indirect wholly-owned subsidiary of CTS (“Merger Sub”), and the Company. The Agreement provides for Merger Sub to be merged into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in the Agreement. The Agreement further provides that, following completion of the Merger, each outstanding Share will be converted into the right to receive $4.15 in cash (the “Merger Consideration”).

Shasta Partners, LLC (“Shasta”), as part of its investment banking and advisory business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, private placements, restructurings and valuations for estate, corporate and other purposes. Shasta has acted as exclusive financial advisor to the Company in connection with the transaction contemplated by the Agreement (the “Transaction”) for the purpose of rendering an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding Shares pursuant to the Agreement. We expect to receive fees for our services in connection with the Transaction and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. A portion of our fees is contingent on delivery of this opinion. Shasta has in the past performed other investment banking services for the Company and received compensation for such services.

In connection with this opinion, we have among other things:

(a)	Reviewed the Agreement together with the exhibits and schedules hereto;
(b)	Reviewed Annual Reports on Form 10K of the Company for the five fiscal years ended December 31, 2010;
(c)	Reviewed certain Quarterly Reports on Form 10Q of the Company (including the Company’s Quarterly Report on Form 10Q for the quarter ended October 2, 2011);
(d)	Reviewed internal summary financial forecasts prepared by the Company for the fiscal year ended December 31, 2011;
(e)	Discussed with certain officers and management of the Company the business, results of operations and future prospects of the Company;
(f)	Analyzed certain financial, operating and securities data of selected comparable publicly held companies;
(g)	Compared the consideration to be paid in the Transaction with the consideration paid in certain other precedent transactions of a comparable nature;

C-1

(h)	Reviewed the historical price and trading activity for the Shares;
(i)	Analyzed the premium paid in this Transaction; and
(j)	Performed and/or considered such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information furnished to us and discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

For purposes of rendering our opinion we have assumed with your consent, in all respects material to our analysis, that (i) the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof, (ii) the final form of the Agreement will be substantially similar to the last draft reviewed by us; (iii) all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger; and (iv) there are no legal issues with regard to the Company that would affect our opinion and we have relied on this assumption without undertaking any independent investigation or inquiry.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. Our opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

Based on and subject to the foregoing, it is our opinion that as of the date hereof, the $4.15 per Share in cash proposed to be received by holders of Shares in the Merger pursuant to the Agreement is fair from a financial point of view to such holders.

Sincerely,

Shasta Partners, LLC

C-2

PRELIMINARY COPY – SUBJECT TO COMPLETION

Please date, sign and mail
your proxy card back as soon as possible!

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
VALPEY-FISHER CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON January [●], 2012 AT 10:00 A.M., EASTERN TIME,
AT 75 South Street, Hopkinton, MA 01748

The undersigned hereby appoints and authorizes Michael J. Ferrantino, Jr. and Michael J. Kroll, and each of them, as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of stockholders of Valpey-Fisher Corporation, a Maryland corporation (“Valpey-Fisher”) to be held on January [●],2012, and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Valpey-Fisher which the undersigned would be entitled to vote, with all powers which the undersigned would possess if personally present.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR approval of the merger on substantially the terms and conditions as set forth in the Merger Agreement, FOR the approval by non-binding advisory vote on certain compensation arrangements for Valpey-Fisher’s named executive officers in connection with the merger and FOR the vote to adjourn the special meeting, if necessary, including to solicit additional proxies.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD
AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

 PRELIMINARY COPY – SUBJECT TO COMPLETION

THIS PROXY CARD IS VALID ONLY
WHEN SIGNED AND DATED.

The board of directors of Valpey-Fisher unanimously recommends that you vote FOR the following proposals:
Vote on Proposals

		For	Against	Abstain

1.
To approve the merger on substantially the same terms and conditions as set forth in the Agreement and Plan of Merger, dated as of November 17, 2011
(as it may be amended from time to time, the “Merger Agreement”), between CTS, Merger Sub and Valpey-Fisher.
		☐	☐	☐

2.	To approve by non-binding advisory vote certain compensation arrangements for Valpey-Fisher’s executive officers in connection with the merger.	☐	☐	☐

3.	To approve an adjournment of the special meeting, if necessary, including to solicit additional proxies.	☐	☐	☐

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated December 16, 2011, relating to the special meeting.

In case of joint owners, each joint owner must sign. If signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

	YES	NO

Please indicate if you plan to attend this meeting.	☐	☐

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature	Signature (if jointly held)	Date

PRELIMINARY COPY – SUBJECT TO COMPLETION

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Valpey-Fisher Corporation., c/o [●].